EXHIBIT 2a
                            ASSET PURCHASE AGREEMENT

                          dated as of November 1, 1998

                                 by and between

                                PP&L GLOBAL, INC.

                                       and

                            PUGET SOUND ENERGY, INC.





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                                    CONTENTS

ARTICLE I SALE OF ASSETS AND CLOSING .....................................    2

         1.01     The Sale ...............................................    2

         1.02     Liabilities ............................................    7

         1.03     Purchase Price; Allocation .............................    9

         1.04     Purchase Price Adjustment ..............................    9

         1.05     Closing ................................................   10

         1.06     Prorations .............................................   12

         1.07     Further Assurances; Post-Closing Cooperation ...........   13

         1.08     Third Party Consents ...................................   14

         1.09     Insurance Proceeds ......... ...........................   15

         1.10     Inclusion/Exclusion of Certain Assets ..................   15

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER ......................   16

         2.01     Corporate Existence of Seller ..........................   16

         2.02     Authority ..............................................   17

         2.03     No Conflicts ...........................................   17

         2.04     Governmental Approvals and Filings .....................   18

         2.05     Reports ................................................   18

         2.06     Taxes ..................................................   19

         2.07     Legal Proceedings ......................................   19

         2.08     Compliance with Laws and Orders ........................   19

         2.09     Real Property ..........................................   20

         2.10     Tangible Personal Property .............................   21

         2.11     Intellectual Property Rights ...........................   21

         2.12     Contracts ..............................................   21

         2.13     Licenses ...............................................   23

         2.14     Insurance ..............................................   23

         2.15     Environmental Matters ..................................   23

         2.16     Absence of Condemnation Proceedings ....................   24

         2.17     Regulation as a Utility ................................   24

         2.18     Brokers ................................................   25

         2.19     Acknowledgment of Purchaser ............................   25

         2.20     Disclaimers Regarding Assets ...........................   25

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER ..................   25

         3.01     Corporate Existence ....................................   26

         3.02     Authority ..............................................   26

         3.03     No Conflicts ...........................................   26

         3.04     Governmental Approvals and Filings .....................   27

         3.05     Legal Proceedings ......................................   27

         3.06     Compliance with Laws and Orders ........................   28

         3.07     Regulation as a Utility ................................   28

         3.08     Brokers ................................................   28

         3.09     Financing ..............................................   28

         3.10     Financial Statements ...................................   28

         3.11     Opportunity to Inspect Assets ..........................   29

ARTICLE IV COVENANTS OF SELLER ...........................................   29

         4.01     Regulatory and Other Approvals .........................   29

         4.02     HSR Filings ............................................   30

         4.03     Investigation by Purchaser .............................   30

         4.04     No Solicitations .......................................   31

         4.05     Conduct of Business ....................................   31

         4.06     Certain Restrictions ...................................   32

         4.07     Security Deposits ......................................   34

         4.08     Delivery of Books and Records, etc.; Removal of Property   34

         4.09     Fulfillment of Conditions ..............................   34

         4.10     Observation, Inspection and Participation ..............   34

         4.11     Notice of Breach .......................................   35

         4.12     Bridge Financing Fees ..................................   35

         4.13     Special Maintenance and Capital Expenditures ...........   36

ARTICLE V COVENANTS OF PURCHASER .........................................   36

         5.01     Regulatory and Other Approvals .........................   36

         5.02     HSR Filings ............................................   37

         5.03     PPUC Approval for Holding Company ......................   37

         5.04     Notice of Breach .......................................   38

         5.05     Fulfillment of Conditions ..............................   38

         5.06     Tax-Exempt Bond Financed Pollution Control Facilities ..   38

         5.07     Purchaser Financing ....................................   39

ARTICLE VI CONDITIONS TO OBLIGATIONS OF PURCHASER ........................   39

         6.01     Representations and Warranties .........................   39

         6.02     Performance ............................................   40

         6.03     Officers' Certificates .................................   40

         6.04     Orders and Laws ........................................   40

         6.05     Regulatory Consents and Approvals ......................   40

         6.06     Colstrip Rights of First Refusal .......................   40

         6.07     Third Party Consents ...................................   40

         6.08     No Seller Material Adverse Effect ......................   41

         6.09     Proceedings ............................................   41

         6.10     Deliveries .............................................   41

         6.11     Colstrip Operations Arrangements .......................   41

         6.12     Purchaser Financing ....................................   41

         6.13     Opinion of Counsel .....................................   41

         6.14     Transfer of MPC Generation Assets ......................   42

ARTICLE VII CONDITIONS TO OBLIGATIONS OF SELLER ..........................   42

         7.01     Representations and Warranties .........................   42

         7.02     Performance ............................................   42

         7.03     Officers' Certificates .................................   42

         7.04     Orders and Laws ........................................   42

         7.05     Regulatory Consents and Approvals ......................   43

         7.06     Third Party Consents ...................................   43

         7.07     Opinion of Counsel .....................................   43

         7.08     No Purchaser Material Adverse Effect ...................   43

         7.09     Proceedings ............................................   43

         7.10     Colstrip Rights of First Refusal .......................   44

         7.11     Deliveries .............................................   44

ARTICLE VIII TAX MATTERS AND POST-CLOSING TAXES ..........................   44

         8.01     Transfer Taxes .........................................   44

         8.02     Returns with respect to Prorated Taxes .................   44

ARTICLE IX SURVIVAL; NO OTHER REPRESENTATIONS ............................   45

         9.01     Survival of Representations, Warranties,
                  Covenants and Agreements ...............................   45

         9.02     No Other Representations ...............................   45

ARTICLE X INDEMNIFICATION ................................................   46

         10.01    Other Indemnification ..................................   46

         10.02    Method of Asserting Claims .............................   49

         10.03    Exclusivity ............................................   53

         10.04    Purchaser's Release of Seller Under the Colstrip Contracts 53

ARTICLE XI TERMINATION ...................................................   53

         11.01    Termination ............................................   53

         11.02    Effect of Termination ..................................   54

ARTICLE XII DEFINITIONS ..................................................   55

         12.01    Definitions ............................................   55

ARTICLE XIII MISCELLANEOUS ...............................................   71

         13.01    Notices ................................................   71

         13.02    Bulk Sales Act .........................................   72

         13.03    Entire Agreement .......................................   72

         13.04    Expenses ...............................................   72

         13.05    Public Announcements ...................................   73

         13.06    Confidentiality ........................................   73

         13.07    Waiver .................................................   74

         13.08    Amendment ..............................................   74

         13.09    No Third Party Beneficiary .............................   74

         13.10    No Assignment; Binding Effect ..........................   75

         13.11    Headings ...............................................   75

         13.12    Invalid Provisions .....................................   75

         13.13    Governing Law ..........................................   76

         13.14    Counterparts ...........................................   76

         13.15    Consent to Assignment ..................................   76

SCHEDULES

         Schedule I                 Pre-Closing Known Remedial Liabilities



EXHIBITS

         Exhibit A                  General Assignment and Bill of Sale
         Exhibit B                  Assumption Agreement
         Exhibit C                  Pollution Control Facilities
         Exhibit D                  Officer's Certificate of Seller
         Exhibit E                  Secretary's Certificate of Seller
         Exhibit F                  Wholesale Transition Service Agreement
         Exhibit G-1                Opinion of Counsel to Seller
         Exhibit G-2                Opinion of Montana Counsel to Seller
         Exhibit H                  Officer's Certificate of Purchaser
         Exhibit I                  Secretary's Certificate of Purchaser
         Exhibit J                  Opinion of Counsel to Purchaser




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                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT dated as of November 1, 1998 is made and entered into by and between PP&L Global, Inc., a Pennsylvania corporation ("Purchaser"), and Puget Sound Energy, Inc., a Washington corporation ("Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 12.01.

         WHEREAS, Seller and its subsidiaries engage in a number of diversified energy related businesses;

         WHEREAS, Seller's principal business is regulated utility operations involving the generation, purchase, transmission and distribution of electricity and the purchase, transportation and distribution of natural gas in Washington; and

         WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, Seller's undivided interests in Colstrip Units 1&2 and Colstrip Units 3&4 and related transmission assets (as defined herein, the "PSE Colstrip Interests"), Seller's rights under the Colstrip Contracts (as defined herein) and certain other assets of Seller relating to the PSE Colstrip Interests, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Seller relating to such assets, all on the terms set forth herein;

         WHEREAS, on the date hereof PP&L Resources, Inc., a Pennsylvania corporation and the parent of Purchaser ("Parent"), has entered into an Equity Contribution Agreement (the "Contribution Agreement") with Purchaser and Seller;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



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                                    ARTICLE I
                           SALE OF ASSETS AND CLOSING

1.01     The Sale

         (a) On the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, at the Closing, free and clear of all Liens other than Permitted Liens (as such term is defined with respect to any date after the Closing), all of Seller's right, title and interest in, to and under the PSE Colstrip Interests and the Assets and Properties used or held for use principally in connection with the operation of the Colstrip Facilities, except as otherwise provided in Section 1.01(b), as the same shall exist as of the Closing including, but not limited to the following (collectively with any proceeds and awards referred to in Section 1.09, the "Assets"):

                  (i) Real Property. The real property (including all buildings, structures, fixtures and other improvements thereon) used or held for use in connection with or related to the operation of the Colstrip Facilities, as described in Section 1.01(a)(i) of the Disclosure Schedule, which real property is held in fee, easement, permit interest or other interest, as the case may be (the "Real Property");

                  (ii) Real Property Leases. (A) The leases and subleases of real property used or held for use in connection with or related to the operation of the Colstrip Facilities, as described in Section 1.01(a)(ii)(A) of the Disclosure Schedule, as to which Seller is the lessor or sublessor and (B) the leases and subleases of real property used in connection with or related to the operation of the Colstrip Facilities, as described in Section 1.01(a)(ii)(B) of the Disclosure Schedule, as to which Seller is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases (the leases and subleases described in subclauses (A) and (B), the "Real Property Leases");

                  (iii) Inventory. All inventories of fuels, supplies, materials and spares used or held for use in connection with the operation of the Colstrip Facilities located on the Real Property or the real property subject to the Real Property Leases, held for use principally in connection with, or in transit to the Colstrip Facilities on the date of the Closing (a listing of the fuel inventories, as of September 30, 1998, is included in Section 1.01(a)(iii) of the Disclosure Schedule) (the "Inventory");

                  (iv) Tangible Personal Property. All machinery, equipment, vehicles, furniture and other personal property located where the operation of the Colstrip Facilities is conducted, or used or held for use in connection with the operation of the Colstrip Facilities (including but not limited to the items listed in Section 1.01(a)(iv) of the Disclosure Schedule), together with all buildings and structures ("Improvements") pertaining to Colstrip Units 3 and 4, including Seller's interest in the facilities shared by Colstrip Units 1, 2, 3 and 4 relating thereto, as to those Improvements which have been severed from the Real Property and are to be treated as personal property, and all warranties against manufacturers or vendors relating thereto, to the extent that such warranties are freely transferable (the "Tangible Personal Property");


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                  (v) Business Contracts. All contracts, agreements and personal property leases (other than the Real Property Leases, the Transferable Permits, the Fuel Contracts and the Colstrip Contracts) used primarily in the operation of the Colstrip Facilities, that are listed in Section 1.01(a)(v) of the Disclosure Schedule (the "Business Contracts");

                  (vi) Transferable Permits. All Licenses and Environmental Permits owned or held by Seller and used or held for use in connection with the operation of the Colstrip Facilities that are transferable by Seller to Purchaser as listed in Section 1.01(a)(vi) of the Disclosure Schedule, and the water rights owned or held by Seller, whether or not such rights are created or evidenced by a License, and used or held for use in connection with the operation of the Colstrip Facilities including those listed in Section 1.01(a)(vi) of the Disclosure Schedule (the "Transferable Permits");

                  (vii) Intangible Personal Property. All Intellectual Property used or held for use principally in connection with the operation of the Colstrip Facilities and all rights, privileges, claims, causes of action and options relating or pertaining to the operation of the Colstrip Facilities or the Assets, including but not limited to the items listed in Section 1.01(a)(vii) of the Disclosure Schedule (the "Intangible Personal Property");

                  (viii) Security Deposits. All security deposits deposited by or on behalf of Seller as lessee or sublessee under the Real Property Leases (the "Tenant Security Deposits");

                  (ix) Prepaid Expenses. Except for prepaid expenses and deposits of Seller attributable to any Excluded Asset or Retained Liabilities, all prepaid expenses, progress payments and deposits of or by Seller, rights to receive a prepaid expense, deposit or progress payment, and cash in transit that constitutes a prepaid expense, progress payment or deposit, relating to the Assets or the ownership, operation and maintenance of the Colstrip Facilities;

                  (x) Fuel Contracts.  All of the fuel contracts listed in
Section 1.01(a)(x) of the Disclosure Schedule (the "Fuel
Contracts");


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                  (xi) Colstrip Contracts. Seller's undivided interests in, and all of Seller's rights under the Contracts relating to, the Colstrip Facilities listed in Section 1.01(a)(xi) of the Disclosure Schedule (the "Colstrip Contracts");

                  (xii) Allowance and Emission Reduction Credits. All of the allowances and/or emission reduction credits described in Section 1.01(a)(xii) of the Disclosure Schedule;

                  (xiii) Warranties. Any other warranties and indemnities given by third parties relating to the Assets or to the ownership, operation and maintenance of the Colstrip Facilities other than in connection with any Excluded Assets or Retained Liabilities;

                  (xiv) Colstrip Books and Records. All books, operating and maintenance records, operating, safety and maintenance manuals, engineering or design plans, drawings, blue prints and as-built plans, specifications, procedures and similar items of Seller relating specifically to the Colstrip Facilities (the "Colstrip Books and Records"); and

                  (xv) PSE Colstrip Transmission Assets. Subject to Sections
1.10 and 6.12, the PSE Colstrip Transmission Assets as described in Section 1.01(a)(xv) of the Disclosure Schedule.

         To the extent any of the Colstrip Books and Records are items susceptible to duplication and are either (x) used in connection with any of Seller's businesses other than the PSE Colstrip Interests or (y) are required by Law to be retained by Seller, Seller may deliver photostatic copies or other reproductions from which, in the case of Colstrip Books and Records referred to in clause (x), information solely concerning Seller's businesses other than the PSE Colstrip Interests has been deleted. To the extent that any Contract to be transferred hereunder to Purchaser is also utilized by or is for the benefit of any of Seller's businesses other than the PSE Colstrip Interests, the rights and obligations under such Contracts shall be to the extent practicable allocated between the PSE Colstrip Interests and such other businesses in a fair and equitable manner that is reasonably satisfactory to the parties.

         (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Assets shall not include the following assets of Seller (the "Excluded Assets"):

                  (i) Cash. All cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents;

                  (ii) Investments. Certificates of deposit, shares of stock, securities, evidences of Indebtedness, interest in joint ventures, partnerships, limited liability companies and other entities; (iii) Tax Refunds. All refunds or credits, if any, of Taxes relating to the Assets due to or from Seller attributable to any period ending on or prior to the Closing;


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                  (iv) Real and  Personal  Property.  The real or personal
property forming a part of the Assets described in Section 1.01(b)(iv) of the Disclosure Schedule, the delineation and composition of which shall be subject to the Separation Document;

                  (v) Corporate Records. All Books and Records of Seller other than the Colstrip Books and Records;

                  (vi) Litigation Claims. Any rights (including indemnification) and claims and recoveries under litigation of Seller against third parties attributable to the period on or prior to the Closing except to the extent relating to the Assumed Liabilities;

                  (vii) Excluded Obligations. The rights of Seller in, to and under all Contracts of any nature, the obligations of Seller under which are not expressly assumed by Purchaser pursuant to Section 1.02(a);

                  (viii) Tradename and Logo. All tradenames, trademarks, service marks or logos owned by Seller or its Subsidiaries including all of Seller's right, title and interest in, to and under the names "Puget Sound Energy, Inc.," "Puget Sound Power & Light Company," "Puget Power" or any related or similar trade names, trademarks, service marks or logos;

                  (ix) Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of Indebtedness of and rights to receive payments arising out of sales occurring in connection with the operation of the Colstrip Facilities prior to the Closing and the security agreements related thereto, including any rights of Seller with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith;

                  (x) Insurance. Life insurance policies of Seller's Employees and all other insurance policies relating to the PSE Colstrip Interests;

                  (xi) Allowance and Emission Reduction Credits. All of Seller's excess allowances and/or emission reduction credits relating to the Colstrip Facilities that are not described in Section 1.01(a)(xii) of the Disclosure Schedule;


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                  (xii) All Other Assets. All other Assets and Properties owned by Seller or its Affiliates not used in the operation of the Colstrip Facilities; and

                  (xiii) Other. Seller's rights under this Agreement and the Operative Agreements.

1.02     Liabilities

         (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due all of the following Liabilities of Seller, direct or indirect, known or unknown, absolute or contingent, which arise and are attributable to the period after the date of the Closing and relate solely to the Assets or which arose and relate to the period on or prior to the date of the Closing and are specifically referred to in this Section 1.02(a) as being assumed by Purchaser (in all cases, except for Seller's Liabilities in connection with the Pollution Control Bonds and Liabilities constituting Retained Liabilities) (the "Assumed Liabilities"):

                  (i) Real Property Lease Obligations. All Liabilities of Seller under the Real Property Leases arising and to be performed after the date of the Closing, and excluding any such Liabilities arising or to be performed on or prior to the date of the Closing;

                  (ii) Tangible Personal Property Obligations. All Liabilities of Seller under any Contract related to the Tangible Personal Property arising and to be performed after the date of the Closing, and excluding any such Liabilities arising or to be performed on or prior to the date of the Closing;

                  (iii) Liabilities under Business Contracts and Transferable Permits. All Liabilities of Seller under the Business Contracts and Transferable Permits, to the extent transferred to Purchaser, arising and to be performed after the date of the Closing, and excluding any such Liabilities arising or to be performed on or prior to the date of the Closing;

                  (iv) Security Deposits. All Liabilities of Seller with respect to any security deposit held by Seller as lessor or sublessor under the Real Property Leases, to the extent and only to the extent of the respective amount of the security deposit delivered to Purchaser at the Closing with respect to any such Real Property Lease (the "Landlord Security Deposits");


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                  (v) Fuel Contracts and Colstrip Contracts. All Liabilities of
Seller under the Fuel Contracts and the Colstrip Contracts arising and to be performed after the date of the Closing, and excluding any such Liabilities arising or to be performed on or prior to the date of the Closing;

                  (vi) Pre-Closing Colstrip Liabilities. All Liabilities of Seller described in Section 1.02(a)(vi) of the Disclosure Schedule; and

                  (vii) Environmental Liabilities. Subject to Section 10.01(b), all Environmental Liabilities; provided, however, that nothing set forth in this
Section 1.02(a) shall require Purchaser to assume any Liability for (x) payment of any fines or penalties imposed by a Governmental or Regulatory Authority relating to the ownership, operation and maintenance of the Colstrip Facilities on or prior to the Closing ("Environmental Fines and Penalties"), or (y) any Off-Site Environmental Liabilities).

         Except with respect to Environmental Liabilities that are Assumed Liabilities, Assumed Liabilities shall not include Liabilities to the extent such Liabilities, but for a breach or default by Seller of its obligations, would have been paid, performed or otherwise discharged specifically by their terms or the terms hereof on or prior to the Closing as it relates to the Assets or to the extent the same arise out of any such breach or default.

                  (b) Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller including Seller's Liabilities under this Agreement and the Operative Agreements and including, but not limited to, the following (the "Retained Liabilities"):

                  (i) any Liabilities of Seller in connection with the Pollution Control Bonds or claims by bondholders;

                  (ii)     any Environmental Fines and Penalties;

                  (iii)    any Off-Site Environmental Liabilities;

                  (iv) any Liabilities of Seller in respect of any Excluded Assets;

                  (v)      any Liabilities of Seller for Taxes;

                  (vi) any Liabilities of Seller with respect to commitments for the purchase or sale of power or fuel, other than as provided in Section 1.02(a);


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                  (vii) any Liabilities of Seller relating to any Employee of
Seller.

1.03     Purchase Price; Allocation

         (a) Purchase Price. Subject to any adjustment required pursuant to Sections 1.10 or 4.12, the aggregate purchase price for the Assets shall be an amount equal to the sum of (x) the Base Purchase Price, (y) the Adjustment Amount and (z) subject to Sections 1.10(a) and 6.12, the PSE Transmission Amount (collectively, the "Purchase Price"), payable in immediately available United States funds at the Closing in the manner provided in Section 1.05 or thereafter (as provided in Section 1.04).

         (b) Allocation of Purchase Price. Purchaser and Seller shall negotiate in good faith prior to the Closing Date and determine the allocation of the consideration paid by Purchaser for the Assets. Each party hereto agrees
(i) that any such allocation shall be consistent with the requirements of
Section 1060 of the Code and the regulations thereunder, (ii) to complete jointly and to file separately Form 8594 with its Federal Income Tax Return consistent with such allocation for the tax year in which the Closing occurs and
(iii) that no party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

1.04     Purchase Price Adjustment

         (a) Within 30 days after the Closing, Seller shall obtain from MPC and deliver to Purchaser a statement (each, an "Adjustment Statement") which reflects (i) the net book value, as reflected on the books of Seller as of the Closing of all fuel inventory (FERC account no. 151) and stores inventory (FERC account no. 154) used at or in connection with the PSE Colstrip Interests (the "Inventory Adjustment Amount"), and (ii) the Maintenance and Capital Expenditures Amount applicable to the PSE Colstrip Interests. The Inventory Adjustment Amount and the Maintenance and Capital Expenditures Amount for the Closing are referred to collectively as the "Adjustment Amount." The Inventory Adjustment Amount will be based on an inventory survey conducted by MPC within five days prior to the Closing consistent with MPC's current inventory procedures (the "Inventory Survey"). Seller will request that MPC permit an employee, or representative, of Purchaser to observe the Inventory Survey. Each Adjustment Statement shall be prepared using the same generally accepted accounting principles, policies and methods as MPC, has historically used in connection with the calculation of the items reflected on such Adjustment Statement. Purchaser agrees to cooperate with Seller and MPC in connection with the preparation of each Adjustment Statement and related information, and shall provide to Seller and MPC such books, records and information as may be reasonably requested from time to time.


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         (b)      Purchaser may dispute an Inventory Adjustment Amount or a
Maintenance and Capital Expenditures Amount; provided, however, that Purchaser shall notify Seller and MPC in writing of the disputed amount, and the basis of such dispute, within ten (10) Business Days of Purchaser's receipt of the applicable Adjustment Statement. In the event of a dispute with respect to any part of an Adjustment Amount, Purchaser and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Purchaser and Seller are unable to reach a resolution of such differences within 30 days of receipt of Purchaser's written notice of dispute to Seller, Purchaser and Seller shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the parties, within 30 days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Independent Accounting Firm shall be shared equally by Purchaser and Seller.

         (c) Within ten (10) Business Days after Purchaser's receipt of an Adjustment Statement, Purchaser shall pay all undisputed amounts, or if there is a dispute with respect to any amount of such Adjustment Statement within five
(5) Business Days after the final determination of any amounts on such Adjustment Statement, Purchaser shall pay to Seller an amount equal to the disputed Adjustment Amount as finally determined to be payable with respect to such Adjustment Statement. All Adjustment Statement payments shall be less the Estimated Adjustment Amount; provided, however, that if such amount shall be less than zero then within five (5) Business Days after the final determination of such amount Seller will pay to Purchaser the amount by which such amount is less than zero. Any amount paid under this Section 1.04 shall be paid with interest for the period commencing on the date of the Closing through the date of payment, calculated at the prime rate for domestic banks as published in the Wall Street Journal (Northeast Edition) in the "Money Rates" section on the date of the Closing, and in immediately available United States funds.

1.05     Closing

         (a) Closing. The Closing will take place at the offices of Perkins Coie LLP, 1201 Third Avenue, Seattle, Washington 98101, or at such other place as Purchaser and Seller mutually agree, at 7:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay an amount (the "Estimated Purchase Price") in United States dollars equal to the sum of (x) the Base Purchase Price, as the same may be adjusted pursuant to Sections 1.10 and 4.12, and (y) the Estimated Adjustment Amount for the Closing, by wire transfer of immediately available United States funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing. Simultaneously, (a) Seller will assign and transfer to Purchaser good and valid title in and to the Assets (free and clear of all Liens, other than Permitted Liens, as such term is defined with respect to periods after the Closing) by delivery of (i) a General Assignment and Bill of Sale substantially in the form of Exhibit A hereto (the "General Assignment"), duly executed by Seller, covering the Personal Property comprising Assets except for the Intellectual Property, (ii) an assignment of the Intellectual Property in form and substance reasonably satisfactory to Purchaser, (iii) (A) special warranty deeds in proper statutory form for recording and otherwise in form and substance reasonably satisfactory to Purchaser conveying good and marketable title to the Real Property in which Seller has a fee or easement interest (subject only to Permitted Liens), (B) an assignment in form and substance reasonably satisfactory to Purchaser conveying valid and subsisting title to the Real Property in which Seller has a permit interest or other interest (neither fee nor easement) (subject only to Permitted Liens) and (C) all necessary documentation to transfer and convey to Purchaser the water rights listed in
Section 1.01(a)(vi) of the Disclosure Schedule including water rights transfer certificates executed in proper form to be filed with the appropriate Governmental or Regulatory Authority, and (iv) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser's counsel, as shall be effective to vest in Purchaser good and valid title to the Assets, good and marketable title to the Real Property in which Seller has a fee or easement interest and valid and subsisting title to the Real Property in which Seller has a permit interest or other interest (neither fee nor easement), in each case subject only to Permitted Liens (the General Assignment and the other instruments referred to in clauses (a) (ii), (iii) and (iv) being collectively referred to herein as the "Assignment Instruments"), and (b) Purchaser will assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) an Assumption Agreement substantially in the form of Exhibit B hereto (the "Assumption Agreement"), duly executed by Purchaser, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Seller's counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in Section 1.02(a) (the Assumption Agreement and such other instruments referred to in clause (b)
(ii) being collectively referred to herein as the "Assumption Instruments"). At the Closing, there shall also be delivered to Seller and Purchaser the opinions, certificates and other contracts, documents and instruments required to be delivered under Articles VI and VII.

         (b)      Additional Purchase Price Payments.

                  (i) In the event that the Portland Closing Date occurs either prior to or on the Closing Date, on the Closing Date Purchaser shall pay to Seller the Combined Payment Amount; and

                  (ii) In the event that the Portland Closing Date occurs after the Closing Date, on the Portland Closing Date Purchaser shall pay to Seller the Combined Payment Amount.

         All payments made pursuant to this Section 1.05(b) shall be paid by wire transfer of immediately available United States funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the applicable closing date.

1.06     Prorations

         The following items relating to the Assets, the ownership of the PSE Colstrip Interests, and the operation of the Colstrip Facilities will be allocated pro rata per diem for the tax year that includes the date of the Closing, with Seller liable for such items to the extent they are allocable to the period prior to the date of the Closing and Purchaser liable for such items to the extent they are allocable to periods beginning with and subsequent to the date of the Closing:

         (a)      Property Taxes on or with respect to the Assets.

         (b) Rents, additional rents, Taxes, to the extent normally adjusted in connection with similar transactions, and other items payable by Seller under the Real Property Leases and the Business Contracts.

         (c) The amount of rents, Taxes and charges for sewer, water, telephone, electricity and other utilities relating to the Real Property and the real property subject to the Real Property Leases.

         (d) All other items (excluding other Taxes) normally adjusted in connection with similar transactions.

         Except as otherwise agreed by the parties, the net amount of all such prorations will be settled and paid as of the date of the Closing. At least ninety (90) days prior to the date of the Closing, Seller will provide Purchaser with a reasonably detailed schedule showing a calculation of the estimated prorations as if the Closing were occurring on such date. If the Closing shall occur before a real estate Tax rate is fixed, the apportionment of Taxes shall be based upon the Tax rate for the preceding year applied to the latest assessed valuation and such Taxes shall be reprorated upon the request of Seller, on the one hand, or Purchaser, on the other hand, made within sixty (60) days after the date that the actual amounts become available. Seller and Purchaser agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 1.06.

1.07     Further Assurances; Post-Closing Cooperation

         (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at Purchaser's request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and control of the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Operative Agreements. From time to time after the Closing, at Purchaser's request and expense, Seller will reasonably cooperate with Purchaser in its efforts to maximize any Tax benefits associated with the Assets with respect to periods following the Closing and to minimize the Tax costs associated with the transactions contemplated hereby; provided such cooperation does not adversely affect Seller's Tax position. From time to time after the Closing, at Seller's request and expense, Purchaser will reasonably cooperate with Seller in its efforts to maximize any Tax benefits associated with the Assets with respect to periods prior to the Closing and to minimize the Tax costs associated with the transactions contemplated hereby; provided such cooperation does not adversely affect Purchaser's Tax position.

         (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the PSE Colstrip Interests in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

         (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the PSE Colstrip Interests not referred to in paragraph
(b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by such party in accordance with this paragraph shall be held confidential by such party in accordance with Section 13.06.

         (d)      Notwithstanding anything to the contrary contained in this
Section 1.07, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with paragraph (c) of this Section 1.07 shall be subject to applicable rules relating to discovery.

1.08     Third Party Consents

         To the extent that any Business Contract, Transferable Permit, Fuel Contract or Colstrip Contract is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller and Purchaser shall use their reasonable efforts to obtain the consent of such other party to the assignment of any such Business Contract, Transferable Permit, Fuel Contract or Colstrip Contract to Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, or if any attempted assignment would be ineffective or would impair Purchaser's rights and obligations so that Purchaser would not in effect acquire the benefit of substantially all of such rights and obligations, Seller shall cooperate with Purchaser in any reasonable arrangement, to the extent legally permissible, designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the relevant Business Contract, Transferable Permit, Fuel Contract or Colstrip Contract, including enforcement at the cost and for the account of Purchaser of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement is not made in a manner reasonably satisfactory to Purchaser, Purchaser shall have no obligation pursuant to Section 1.02 or otherwise only with respect to any such Business Contract, Transferable Permit, Fuel Contract or Colstrip Contract. The provisions of this Section 1.08 shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement as provided in Section 1.10 or if the conditions to its obligations hereunder contained in Sections 6.05, 6.06 and 6.07 have not been fulfilled.

1.09     Insurance Proceeds

         If any of the Assets (other than an Asset excluded under Section 1.10) are destroyed, damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall be an Asset; provided, however, Seller agrees not to settle or compromise any amounts concerning such Assets during negotiations with Seller's insurance company without Purchaser's prior consent. At the Closing, Seller shall pay or credit to Purchaser any such insurance proceeds or condemnation awards received by it on or prior to the Closing and shall assign to or assert for the benefit of Purchaser all of its rights against any insurance companies, Governmental or Regulatory Authorities and others with respect to such damage, destruction or condemnation. As and to the extent that there is available insurance under policies maintained by Seller and its Affiliates, predecessors and successors in respect of any Assumed Liability, except for any such insurance proceeds with respect to which the insured is directly or indirectly self-insured or has agreed to indemnify the insurer, Seller shall cause such insurance to be applied toward the payment of such Assumed Liability. The provisions of this Section 1.09 shall not affect the right of Purchaser not to consummate the transactions contemplated by this Agreement if the conditions to its obligations hereunder contained in Sections
6.01 or 6.08 have not been fulfilled.

1.10     Inclusion/Exclusion of Certain Assets

         (a) Purchaser agrees to use its reasonable best efforts to obtain the approval described in clause (ii) of the definition of Purchaser Required

Regulatory Approvals in a manner reasonably satisfactory to Purchaser that will allow Purchaser to purchase and own, operate and maintain after the Closing the PSE Colstrip Transmission Assets, and to consult with Seller prior to abandoning its efforts to do so. If, notwithstanding Purchaser's compliance with the preceding sentence and with Section 5.01, such Purchaser Required Regulatory Approval is not obtained from FERC with respect to the proposed purchase, ownership or operation of the PSE Colstrip Transmission Assets, or is finally denied by FERC, within seven (7) months from the date of execution of this Agreement, or in the event that the condition set forth in Section 6.12 has not been satisfied on or prior to the Closing, then (i) at the Closing, Seller and Purchaser shall enter into the Transmission Service Agreement and the Separation Document, (ii) the PSE Colstrip Transmission Assets shall be Excluded Assets hereunder, (iii) the Purchase Price shall be reduced by the PSE Transmission Amount and (iv) the conditions to Closing described in Sections 6.05 and 7.05 shall be deemed satisfied with respect to such Purchaser Required Regulatory Approval solely with respect to the PSE Colstrip Transmission Assets but shall not be deemed satisfied with respect to any other Assets, provided that Seller shall have the right, in its sole discretion, to waive such seven (7) month period and to require Purchaser to continue to pursue such approval, consistent with Purchaser's obligations under Section 5.01 hereof, for such time period(s) as Seller may determine, not to exceed the time period provided for in Section 11.01(d) hereof.

         (b) Purchaser has been provided copies of title insurance commitments covering certain of the Assets and intends to obtain at its expense additional title commitments and title policies. Seller agrees to use reasonable efforts to cure title objections of which Seller is notified by Purchaser, to the extent title would not otherwise satisfy Seller's obligations with respect to the title to be delivered by Seller in compliance with Section 1.05(a) of this Agreement. From and after the date hereof and through the Closing, Seller shall use reasonable efforts to cure and remove exceptions to title to the Real Property (other than those exceptions referred to in the preceding sentence) of which Seller is notified by Purchaser in writing; provided, however, that in no event shall Seller be obligated to incur expenses or make payments of any nature in excess of $620,000 in discharging its obligations set forth in this sentence. Nothing in the two preceding sentences shall change or otherwise affect the nature of the title to the Real Property that Seller is obligated to transfer to Purchaser in compliance with this Agreement.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

2.01     Corporate Existence of Seller

         Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Washington, and has full corporate power and authority to own, use and lease the Assets. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the Assets make such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not create a Seller Material Adverse Effect. Seller has heretofore made available to Purchaser complete and correct copies of its restated articles of incorporation, as amended, and bylaws (or other comparable corporate charter documents), as currently in effect.

2.02     Authority

         Seller has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to sell and transfer (pursuant to this Agreement) the Assets. The execution and delivery by Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Seller, no other corporate action on the part of Seller or its shareholders being necessary. This Agreement has been duly and validly executed and delivered by Seller and, subject to receipt of Seller Required Regulatory Approvals and Purchaser Required Regulatory Approvals, constitutes, and upon the execution and delivery by Seller of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

2.03     No Conflicts

         Except as set forth in Section 2.03 of the Disclosure Schedule, and other than obtaining Seller Required Regulatory Approvals and Purchaser Required Regulatory Approvals, the execution and delivery by Seller of this Agreement do not, and the execution and delivery by Seller of the Operative Agreements to which it is a party, the performance by Seller of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the restated articles of incorporation, as amended, or restated bylaws, as amended (or other comparable corporate charter documents) of Seller;

                  (b) require any consent, approval, authorization or permit, or filing with or notification to, any Governmental or Regulatory Authority, except
(x) for the Seller Required Regulatory Approvals and the Purchaser Required Regulatory Approvals, or (y) for those requirements which become applicable to Seller as a result of the specific regulatory status of Purchaser (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Purchaser (or any of its Affiliates) is or proposes to be engaged;

                  (c) result in a default (or give rise to any right of termination, cancellation or acceleration or require any consent or approval) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller, or any of the Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration or any consent or approval) as to which requisite waivers or consents have been obtained; or

                  (d) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller or any of its Assets and Properties.

2.04     Governmental Approvals and Filings

         Except for (i) Seller Required Regulatory Approvals and (ii) with respect to the PSE Colstrip Transmission Assets as set forth in Section 1.01(a)(xv) of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

2.05     Reports

         Since December 31, 1995, Seller has filed or caused to be filed with the SEC, the applicable state or local utility commissions or regulatory bodies and FERC, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it with respect to the PSE Colstrip Interests under each of the Securities Act, the

Exchange Act, the applicable state public utility Laws, the Federal Power Act, the Holding Company Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed, and there are no material misstatements or omissions in respect of such reports.

2.06     Taxes

         Seller has timely filed or will timely file all Tax Returns required to be filed by Seller with respect to the ownership, operation and maintenance of the Assets and has paid or will pay all Taxes shown to be due on such returns with respect to all tax periods ending prior to the Closing Date. Except for the properties financed with the Pollution Control Bonds, no other Assets have been financed using tax exempt financing. The owners of Colstrip Units 1, 2, 3 and 4 have jointly made a timely and effective affirmative election pursuant to
Section 761(a) of the Code and Treasury Regulation Section 1.761-2(b) to be excluded from all of subchapter K of the Code, and such election has not been modified, revoked or otherwise altered, and remains in effect. Seller has not taken and has not been notified that any of such owners has taken any action inconsistent with such election.

2.07     Legal Proceedings

         Except as disclosed in Section 2.07 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

                  (a) there are no Actions or Proceedings pending or, to the Knowledge of the Seller, threatened against, relating to or affecting Seller with respect to the ownership, operation or maintenance of the Assets which could reasonably be expected (i) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, or (ii) individually or in the aggregate with other such Actions or Proceedings, to create a Seller Material Adverse Effect; and

                  (b) there are no Orders outstanding against Seller with respect to the ownership, operation and maintenance of the Assets which, individually or in the aggregate with other such Orders, would have a Seller Material Adverse Effect.

2.08     Compliance with Laws and Orders

         Except as disclosed in Section 2.08 of the Disclosure Schedule, Seller is not in material violation of or in material default under any Law or Order applicable to Seller's ownership of the Assets or, to Seller's Knowledge, the operation and maintenance of the Assets.

2.09     Real Property

         (a) Section 1.01(a)(i) of the Disclosure Schedule contains a description of, and exhibits indicating the location of, the Real Property owned by Seller and included in the Assets, and Section 1.01(a)(ii)(A) of the Disclosure Schedule contains a description of, and exhibits indicating the location of, each parcel of real property leased by Seller (as lessor, sublessor, lessee or sublessee), or as to which Seller holds easements or other rights, and included in the Assets.

         (b) Seller, or with respect to Real Property described in Exhibit D to Section 1.01(a)(i) of the Disclosure Schedule, MPC or its Affiliates, as the case may be, has, and at Closing Seller will have, good and marketable title to the Real Property in which Seller (or with respect to the Real Property described in the aforementioned Exhibit D, MPC or its Affiliates, as the case may be) holds a fee or easement interest. Pursuant to the terms and conditions of the Colstrip Contracts, Seller has, and, to Seller's Knowledge, MPC or its Affiliates has, valid and subsisting title to the Real Property in which Seller (or MPC or its Affiliates, as the case may be) holds a permit interest or other interest, in each case, free and clear of all Liens other than Permitted Liens. Except for the Permitted Liens and the Real Property subject to Real Property Leases described in Section 1.01(a)(ii)(A) of the Disclosure Schedule, Seller, subject to the terms and conditions of the Colstrip Contracts, is in possession of the Real Property and there are no third party licenses or tenants at the sites of the Real Property or Real Property Leases.

         (c) Seller, has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to the Real Property Leases described in Section 1.01(a)(ii)(B) of the Disclosure Schedule for the full term thereof. Each Real Property Lease to which Seller is a party is a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller and of each other Person that is a party thereto, and except as set forth in Section 2.09(c) of the Disclosure Schedule, there is no default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.

         (d) Seller has made available to Purchaser prior to the execution of this Agreement true and complete copies of (i) any current surveys in Seller's possession or any policies of title insurance currently in force and in the possession of Seller with respect to the Real Property, and (ii) all Real Property Leases (including any amendments and renewal letters) and, to the extent reasonably available, all other documents referred to in clause (i) of this paragraph (d) with respect to the real property subject to the Real Property Leases described in Section 1.01(a)(ii)(B) of the Disclosure Schedule.

         (e) Except set forth in Section 12.01(e) of the Disclosure Schedule, all Real Properties have access to a public road and are zoned for their current uses. No fee ownership, lease, right of way, easement, license or other right in real property, other than the Real Property and the Real Property Leases, is necessary for the Purchaser to own, operate or maintain the Assets substantially as currently owned, operated and maintained by Seller. Seller or to Seller's knowledge, MPC or its Affiliates, has not received any written notice that any of the improvements on any of the Real Property or Real Property Leases, including without limitation the Easements, or any appurtenances thereto or equipment therein or the operation or maintenance thereof, violate any restrictive covenant or the terms, conditions or restrictions of any easement.

2.10     Tangible Personal Property

         Seller, subject to the terms and conditions of the Colstrip Contracts, or, to Seller's Knowledge, MPC or its Affiliates, is in possession of and has good and valid title to, or has valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property used in and individually or in the aggregate with other such property material to the ownership, operation and maintenance of the Colstrip Facilities. All the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.10 of the Disclosure Schedule, and is in all material respects in good working order and condition, ordinary wear and tear excepted; provided, however, that if the PSE Transmission Assets are not purchased by Purchaser, the Separation Document will be considered a Permitted Lien with respect to the property, subject thereto.

2.11     Intellectual Property Rights

         Seller has not received notice that Seller is infringing any Intellectual Property of any other Person in connection with the Assets or the operation of the Colstrip Facilities, no claim is pending or has been made against Seller to such effect that has not been resolved and, to its Knowledge, Seller is not infringing any Intellectual Property of any other Person.

2.12     Contracts

         (a) Section 2.12(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts (true and complete copies of which, together with all amendments and supplements thereto, have been made available to Purchaser prior to the execution of this Agreement) to which Seller is a party (other than indirectly pursuant to Seller's obligations under the Colstrip Contracts) and which relate to the operation of the Colstrip Facilities or by which any of the Assets are bound:

                  (i) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Seller to engage in any activity relating to the operation of the Colstrip Facilities or compete with any Person in connection with the operation of the Colstrip Facilities or prohibiting or limiting the ability of any Person to compete with Seller in connection with the operation of the Colstrip Facilities;

                  (ii) all partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with the operation of the Colstrip Facilities;

                  (iii) all Contracts with distributors, dealers, manufacturer's representatives, sales agencies or franchises with whom Seller deals in connection with the operation of the Colstrip Facilities which in any case involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Seller of more than $250,000 annually;

                  (iv) all Contracts relating to the future disposition or acquisition of any Assets, other than dispositions or acquisitions of Inventory in the ordinary course of business; and

                  (v) all other Contracts (other than the Real Property Leases) not described above that constitute Assumed Liabilities with respect to the operation of the Colstrip Facilities that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Seller of more than $250,000 annually and (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalty to Seller (or, after the Closing, to Purchaser).

         (b) Each Contract required to be disclosed in Section 2.12(a) of the Disclosure Schedule and each of the Colstrip Contracts and the Fuel Contracts and each of the Business Contracts which involves the payment or potential payment by or to Seller of more than $250,000 annually is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller and of each other party thereto; and except as disclosed in Section 2.12(b) of the Disclosure Schedule neither Seller nor, to the Knowledge of Seller, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

2.13     Licenses

         (a) Seller has been, and is, in material compliance with all Licenses, including without limitation those described on Section 2.13(b) of the Disclosure Schedule, necessary to allow Seller to obtain the benefits of the PSE Colstrip Interests as currently enjoyed by Seller. Except as disclosed in
Section 2.13(a) of the Disclosure Schedule, Seller has not received any written notification that it is in violation, nor does Seller otherwise have Knowledge of any violations, of any of such Licenses, or any Law or Order of any Governmental or Regulatory Authority applicable to it.

         (b) Section 2.13(b) of the Disclosure Schedule sets forth all material Licenses and Environmental Permits relating to the ownership, operation and maintenance of the Colstrip Facilities and to which Seller is a named licensee or permittee.

2.14     Insurance

         Except as set forth in Section 2.14 of the Disclosure Schedule, all material policies of fire, liability, worker's compensation and other forms of insurance owned or held by Seller (other than indirectly through Seller's obligations under the Colstrip Contracts) and insuring the Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and worker's compensation insurance policies), and no notice of cancellation or termination has been received by Seller with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as set forth in Section 2.14 of the Disclosure Schedule, Seller has not been refused any insurance with respect to the Assets nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last twelve months.

2.15     Environmental Matters

         With respect to its ownership interest in the PSE Colstrip Interests, except as disclosed in Section 2.15 of the Disclosure Schedule:

                  (a) Seller and to Seller's Knowledge, MPC, holds, and is in substantial compliance with, all Licenses which are required for Seller to own, and for MPC to operate and maintain, the Assets under applicable Environmental Laws ("Environmental Permits"), and Seller has not received any written notice of any violation of any Environmental Law that has not heretofore been resolved and Seller and, to Seller's Knowledge, MPC, is otherwise in substantial compliance with applicable Environmental Laws with respect to the ownership, operation and maintenance of the Assets.

                  (b) Seller has not received any written request for information, or been notified that it is a potentially responsible party, under any Environmental Law with respect to any on-site location relating to the ownership, operation and maintenance of the Assets.

                  (c) Seller has not entered into or agreed to any consent decree or order, and is not subject to any outstanding judgment, decree, or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Materials under any Environmental Law relating to the ownership, operation and maintenance of the Assets.

                  (d) There are no claims, actions, proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller before any court, Governmental or Regulatory Authority relating to any Environmental Law relating to the PSE Colstrip Interests with respect to the ownership, operation and maintenance of the Assets.

                  (e) To its Knowledge, Seller or MPC has made available to
Purchaser: (i) a list of all material environmental reports and/or audits prepared by or for Seller within the past five (5) years which discuss the environmental conditions of the Assets; and (ii) a list of all underground storage tanks and/or surface impoundments located on the Assets which contain or have contained Hazardous Materials.

         The representations and warranties made in this Section 2.15 are Seller's exclusive representations and warranties relating to environmental matters.

2.16     Absence of Condemnation Proceedings

         Neither the whole nor any portion of the PSE Colstrip Interests is subject to any pending or, to Seller's Knowledge, threatened suit or Order for condemnation or other taking by any public authority.

2.17     Regulation as a Utility

         Seller is a public utility company within the meaning of the Holding Company Act. Except as set forth in Section 2.17 of the Disclosure Schedule, Seller is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

2.18     Brokers

         Except for Goldman, Sachs & Co., whose fees, commissions and expenses are the sole responsibility of MPC, Morgan Stanley Dean Witter, whose fees, commissions and expenses are the sole responsibility of Seller and Merrill Lynch & Co., whose fees, commissions and expenses are the sole responsibility of PGE, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission or similar payment.

2.19     Acknowledgment of Purchaser

         Purchaser expressly acknowledges that Seller is the holder of a non-controlling interest in the Colstrip Facilities pursuant to the Colstrip Contracts, and that Seller (i) did not manage the construction of the PSE Colstrip Interests, (ii) is not now and has never been the operator (or otherwise in physical possession) of the Colstrip Facilities and (iii) was not involved in or responsible for the creation or provision of data or information about the Colstrip Facilities by MPC or any other co-owner of Colstrip Units 1, 2, 3 and 4.

2.20     Disclaimers Regarding Assets

         EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE ASSETS ARE BEING TRANSFERRED "AS IS, WHERE IS" AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS

OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, OR ANY PART THEREOF.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

3.01     Corporate Existence

         Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has full corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its Assets and Properties. Purchaser has full corporate power and authority to enter into this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser has heretofore made available to Seller complete and correct copies of its articles of incorporation and by-laws (or other comparable corporate charter documents), as currently in effect.

3.02     Authority

         The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and, subject to receipt of Seller Required Regulatory Approvals and Purchaser Required Regulatory Approvals, constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.03     No Conflicts

         Except as set forth in Section 3.03 of the Disclosure Schedule, and other than obtaining Seller Required Regulatory Approvals and Purchaser Required Regulatory Approvals, the execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws (or other comparable corporate charter documents) of Purchaser;

                  (b) require any consent, approval, authorization or permit, or filing with or notification to, any Governmental or Regulatory Authority except for Seller Required Regulatory Approvals and Purchaser Required Regulatory Approvals;

                  (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Purchaser is a party or by which any of its Assets and Properties may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or

                  (d) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties.

3.04     Governmental Approvals and Filings

         Except for Purchaser Required Regulatory Approvals, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

3.05     Legal Proceedings

         Except as disclosed in Section 3.05 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

                  (a) there are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected (i) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, or (ii) individually or in the aggregate with other such Actions or Proceedings, to create a Purchaser Material Adverse Effect; and

                  (b) there are no Orders outstanding against Purchaser which, individually or in the aggregate with other such Orders, would have a Purchaser Material Adverse Effect.

3.06     Compliance with Laws and Orders

         Except as disclosed in Section 3.06 of the Disclosure Schedule, Purchaser is not in violation of or in default under any Law or Order applicable to Purchaser or its Assets and Properties.

3.07     Regulation as a Utility

         Purchaser is not a public utility company within the meaning of the Holding Company Act. As of the Closing, Purchaser will be subject to regulation as a public utility and as a Licensee under the Federal Power Act. Purchaser is not otherwise subject to regulation as a public utility or public service company (or similar designation) by the United States, any state of the United States (except to the extent that the assets acquired by Purchaser under the MPC Purchase Agreement and related activities in connection therewith make Purchaser subject to regulation under Montana law), any foreign country or any municipality or any political subdivision of the foregoing.

3.08     Brokers

         Except for Chase Securities Inc., whose fees, commissions and expenses are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission or similar payment.

3.09     Financing

         Purchaser has cash and/or commitments for equity contributions or credit facilities sufficient (and has provided Seller with evidence thereof) to pay the Base Purchase Price and the Combined Payment Amount and to make all related payments of fees and expenses in connection with the transactions contemplated by this Agreement and the Operative Agreements.

3.10     Financial Statements

         Purchaser has delivered to Seller the financial statements of Purchaser listed on Section 3.10 of the Disclosure Schedule, and such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Purchaser as of the respective dates of and for the periods referred to therein, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes and schedules.

3.11     Opportunity to Inspect Assets

         Prior to its execution of this Agreement, Purchaser has conducted an independent investigation of the Assets. In making its decision to execute this Agreement, and to purchase the Assets, Purchaser has relied upon the terms and provisions of this Agreement and the results of such independent investigation.

                                   ARTICLE IV
                               COVENANTS OF SELLER

         Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing, and, with respect to Section 4.08, thereafter Seller will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

4.01     Regulatory and Other Approvals

         Seller will (a)(i) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts, as promptly as practicable to obtain all consents, approvals (including Final Orders) or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities provided that the Final Order(s) of the WUTC approving the transaction and the terms and conditions of each of the Operative Agreements and the respective regulatory treatment of any and all financial impacts thereof in each case shall be in form and substance satisfactory to Seller in its reasonable discretion and (ii) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions, and give all notices to, any other Person required of Seller, in each case, to consummate the transactions contemplated hereby and by the Operative Agreements, including those described in Section 2.03 of the Disclosure Schedule and Seller Required Regulatory Approvals, or required for Purchaser to own, operate or maintain, on and after the Closing, the Assets substantially as such assets are currently owned, operated and maintained by Seller, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation (i) to Purchaser in obtaining all Purchaser Required Regulatory Approvals and other consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements and (ii) to Purchaser and Purchaser's potential lenders in connection with Purchaser Financing for the transactions contemplated by this Agreement. Prior to making any filings with a Governmental or Regulatory Authority pursuant to this Section 4.01, Seller agrees to provide copies of such filings to Purchaser. Nothing in this Agreement shall require Seller to institute litigation or to pay or agree to pay any sum of money or make financial accommodations (other than the payment or incurrence of customary expenses and filing or other fees) in order to obtain any necessary consent, approval or authorization including, without limitation, the Seller Required Regulatory Approvals. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law or Order, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

4.02     HSR Filings

         In addition to and not in limitation of Seller's covenants contained in
Section 4.01, Seller will (a) consult with Purchaser as to appropriate timing of filings and take promptly all actions necessary to make the filings required of Seller or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Seller or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with

Purchaser in connection with Purchaser's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

4.03     Investigation by Purchaser

         Seller will (a) provide Purchaser and its officers, employees, counsel, accountants, financial advisors, potential lenders, Purchaser's and potential lenders' consultants and other representatives (collectively, "Representatives") with full access, upon reasonable prior notice and during normal business hours, to the Employees and such other officers, employees and agents of Seller who have any responsibility for the PSE Colstrip Interests, to Seller's accountants and, subject to the terms and conditions of the Colstrip Contracts, to the Assets (including, to the extent it is within Seller's power to do so, access to the Colstrip 1, 2, 3 and 4 site), but only to the extent that such access does not unreasonably interfere with Seller's business and the operation of the Assets, (b) make available to Purchaser and its Representatives, upon request, a copy of each report, schedule or other document filed or received by Seller between the Bid Date and the Closing with or from the SEC, FERC, EPA, WUTC or any other relevant Governmental or Regulatory Authority and relating to the ownership, operation and maintenance of the Assets or the transactions contemplated by this Agreement, and all such information and data (including copies of Business Contracts, Transferable Permits, Fuel Contracts, Colstrip Contracts, and other Books and Records) concerning the ownership, operation and maintenance of the PSE Colstrip Interests and the Assets and the Assumed Liabilities as Purchaser or its Representatives reasonably may request in connection with such investigation, except to the extent that furnishing any such report, schedule, other documents, information or data would violate any Law, Order (including any protective order or similar confidentiality obligation), Contract, License or Environmental Permit applicable to Seller or by which any of its Assets and Properties is bound. In furtherance of the foregoing, Seller agrees to cooperate with Purchaser in connection with Purchaser's efforts to obtain Purchaser Financing, as defined in Section 5.07. Seller's cooperation shall include the negotiation and execution of a consent with the lenders with respect to the Operative Agreements, which consent shall include providing such lenders with rights to cure a Purchaser default under the Operative Agreements; provided, however, that Seller shall not be obligated, in connection with such cooperation or consent, to take any action or enter into any agreement that would have any adverse effect on Seller or any of its rights or benefits under this Agreement or the Operative Agreements.

4.04     No Solicitations

         Subject to the duties imposed by applicable Law, Seller will not take, nor will it permit any Affiliate of Seller (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the PSE Colstrip Interests or permitting access to the Assets and Properties and Books and Records of Seller) any offer or inquiry from any Person concerning the acquisition of any of the Assets other than Purchaser or its Affiliates or any of their Representatives.

4.05     Conduct of Business

         (a) From the Bid Date to the Closing, Seller shall, consistent with the terms and conditions of the Colstrip Contracts and to the extent such matters are presented to Seller by MPC thereunder, vote or cause to be voted its Project Share (as defined in the Colstrip Contracts) in favor of (i) the continued operation of the Colstrip Facilities only in the ordinary course of business consistent with Good Utility Practice, (ii) causing MPC to use commercially reasonable efforts, to (A) maintain good relations with and keep available (subject to dismissals and retirements in the ordinary course of business) the services of key Employees, (B) maintain the Assets in good working order and condition, ordinary wear and tear excepted, (C) maintain the good will of lessors, customers, suppliers, lenders and other Persons with whom MPC otherwise has significant business relationships in connection with the operation of the Colstrip Facilities, (D) materially comply with all Laws and Orders, including Environmental Laws applicable to the ownership, operation and maintenance of the Colstrip Facilities and (E) keep in force at not less than their present limits all material policies of insurance covering the Assets to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry.

         (b) Without limiting the generality of the foregoing, except with the prior written consent of Purchaser, Seller will, with respect to the Colstrip Facilities promptly notify Purchaser if Seller becomes aware of the cancellation of any material insurance policy or any material modification thereto.

4.06     Certain Restrictions

         Except as set forth in Section 4.06 of the Disclosure Schedule, Seller will refrain from agreeing to any of the following actions:

                  (a) creating any Lien (other than a Permitted Lien) on the Assets except in the ordinary course of Seller's business or as required under Seller's instruments of Indebtedness as in effect on the date hereof and, in each case, as will be removed on or prior to the Closing;

                  (b) selling, leasing (as lessor), transferring or otherwise disposing of, any of the Assets (except as contemplated by Exhibit D to Section 1.01(a)(i) of the Disclosure Schedule), other than Assets used, consumed or replaced in the ordinary course of business consistent with Good Utility Practice;

                  (c) entering into, amending or modifying in any material way, terminating (partially or completely), granting any waiver of any material term under or giving any material consent with respect to any Business Contract, Transferable Permit, Fuel Contract, Colstrip Contract or other contract or agreement comprising a part of the Assets or that relates to the Assets, the Assumed Liabilities or is material to the operation of the Colstrip Facilities;

                  (d) other than in the ordinary course of business, incurring, purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right under, any Liability of or owing to Seller in connection with the Assets, the Assumed Liabilities or the operation of the Colstrip Facilities in an aggregate principal amount exceeding $500,000;

                  (e) engaging with any Person in any Business Combination, unless such Person agrees in a written instrument to adopt and comply with the terms and conditions of this Agreement as though such Person was an original signatory hereto;

                  (f) engaging in any transaction individually or in the aggregate with other such transactions material to the ownership or operation of the Assets with any officer, director, Affiliate or Associate of Seller, or any Associate of any such officer, director or Affiliate, that would be an Assumed Liability and that would extend beyond the Closing other than in the ordinary course of business on terms no less favorable to Seller than could be obtained on an arm's-length basis with an unaffiliated third party;

                  (g) to the extent it has notice thereof and the authority to do so pursuant to the Colstrip Contracts, making any material change in the level of fuel inventory and stores inventory customarily maintained by Seller with respect to the PSE Colstrip Interests, other than consistent with Good Utility Practice;

                  (h) to the extent it has notice thereof and the authority to do so pursuant to the Colstrip Contracts, entering into any commitment for the purchase or sale of fuel having a term greater than six months and not terminable on or before the Closing either (i) automatically, or (ii) by option of Seller (or, after the Closing, by Purchaser) in its sole discretion, if the aggregate payment under such commitment and all other outstanding commitments not previously approved by Purchaser would be expected to exceed $500,000;

                  (i) making any tax election or entering into or amending any real or personal property Tax agreement, treaty or settlement that would have a negative effect on the Tax status of Purchaser with regard to the Assets; or

                  (j) entering into any Contract to do or engage in any of the foregoing.

         The foregoing shall not preclude Seller from making, or agreeing to the making of (i) Maintenance Expenditures and Capital Expenditures and (ii) at Seller's expense under the Colstrip Contracts, such other maintenance and capital expenditures as Seller or MPC deems necessary, subject in all cases to the applicable provisions of the Colstrip Contracts.

4.07     Security Deposits

         Seller will transfer to Purchaser at the Closing all of Seller's right, title and interest in and to the Tenant Security Deposits and the Landlord Security Deposits and any other deposits, prepayments or progress payments made or held by Seller in connection with the Assets or material to the ownership, operation and maintenance of the Colstrip Facilities.

4.08     Delivery of Books and Records, etc.; Removal of Property

         (a) At the Closing, Seller shall deliver or make available to Purchaser at Seller's place of business in Bellevue, Washington, all of the Books and Records relating to the PSE Colstrip Interests as are in Seller's possession, and if at any time after the Closing Seller discovers in its possession or under its control any other such Books and Records or other Assets, it will forthwith deliver such Books and Records or other Assets to Purchaser.

         (b) Except as set forth in Section 4.08(b) of the Disclosure Schedule, within a reasonable time after the Closing, Seller shall take all commercially reasonable steps to remove any of Seller's Assets and Properties not being sold to Purchaser hereunder from the Real Property except as contemplated by the Separation Document. Such removal shall be at the sole cost and risk of Seller, including risk of loss and damage to such Assets and Properties and to the Assets conveyed to Purchaser hereby.

4.09     Fulfillment of Conditions

         Seller will execute and deliver at the Closing each Operative Agreement that Seller is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

4.10     Observation, Inspection and Participation

         Seller agrees, subject to its rights and obligations under the Colstrip Contracts that between the date of this Agreement and the date of the Closing , Purchaser shall be entitled to have a reasonable number of representatives, all of whom shall be employees of Purchaser or its Affiliates unless otherwise approved by Seller in each instance, which approval shall not be unreasonably withheld ("Site Representatives") at any of the Assets, on a full or part time basis (whether on site or off-site), as determined by Purchaser; provided, however, that (a) the presence and activities of the Site Representatives shall be conducted in a manner as not to interfere unreasonably with the ownership, operation and maintenance of the Assets, or with the activities of Seller and MPC not related to the Assets and (b) the Site Representatives shall not have access to any information that is unavailable pursuant to Section 4.03. Reasonable office space and facilities will be made available by Seller to such Site Representatives. Each Site Representative shall have the right to review budgets and expenditures, audit records (except for personnel and medical records unless required by law), inspect equipment, advise on repairs required for equipment, review permits, review the progress of outages, review maintenance and operating practices and otherwise observe all activities at the above mentioned facilities in each case to the extent related to the operation of the Assets. Between the date hereof and the Closing, Seller shall, to the extent it is able to do so under the Colstrip Contracts, exercise its reasonable efforts to invite Site Representatives to attend internal meetings in which Seller participates and which relate specifically to the physical operation or maintenance of the Assets; provided, however, that such obligation shall not extend to (i) meetings of the boards of directors, or any committees thereof, of Seller or any of its Affiliates, (ii) meetings with counsel, or (iii) meetings the subject matter of which, in Seller's reasonable judgment, if disclosed to Purchaser, would likely be detrimental to Seller (including, without limitation, information relating to Seller's proposed business activities following the Closing or to contractual or other matters as to which the interests of Seller and Purchaser may diverge). Site Representatives shall also be entitled to consult with Seller and make recommendations as to all activities relating to the management, operation, maintenance, construction, renewal, addition, replacement, modification and disposal of the Assets, including, without limitation, applications for authorizations, permits and licenses, and fuel procurement and transportation.

4.11     Notice of Breach

         Seller shall promptly give notice to Purchaser upon becoming aware of the occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of Seller contained in this Agreement.

4.12     Bridge Financing Fees

         In the event that Purchaser obtains bridge financing directly or indirectly from a non-Affiliated third party in connection with the transactions contemplated hereby, Seller will deduct from the Base Purchase Price at the time of Closing an amount equal to 31.11% of any financing fees paid by Purchaser in connection with such bridge financing; provided, however, that the deduction under this Section 4.12 shall not exceed $4,812,717 in the aggregate.

4.13     Special Maintenance and Capital Expenditures

         Within thirty (30) days after the date hereof, Seller and Purchaser shall mutually agree on a Schedule setting forth a month by month special maintenance and capital expenditure budget relating to the Assets for calendar years 1999 and 2000 (the "Budget"). The Budget will be divided into two parts; Category A items and Category B items. With respect to items listed under Category A, Seller agrees to use commercially reasonable efforts to cause MPC, to the extent Seller has the right to do so under the Colstrip Contracts, to conduct and complete such special maintenance and capital expenditures at the times set forth in the Budget. With respect to items listed under Category B, Seller shall cause MPC, to the extent Seller has the right to do so under the Colstrip Contracts, to conduct and complete such special maintenance and capital expenditures at such times as Seller and MPC shall determine in their reasonable discretion after consultation with Purchaser. With respect to emergency special maintenance and capital expenditure items not identified in the Budget that arise after the date hereof and prior to the Closing, Seller will cause MPC, to the extent Seller has the right to do so under the Colstrip Contracts, to consult with Purchaser and to conduct and complete any such emergency special maintenance and capital expenditure items in accordance with Good Utility Practice ("Emergency Expenditures").

                                    ARTICLE V
                             COVENANTS OF PURCHASER

         Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing and, in the case of Section 5.06, thereafter, Purchaser will comply with all covenants and provisions of this
Article V, except to the extent Seller may otherwise consent in writing.

5.01     Regulatory and Other Approvals

         Purchaser will (a) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts, at the earliest commercially practicable dates, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements, including those described in Section 3.03 of the Disclosure Schedule and Purchaser Required Regulatory Approvals or for Purchaser to own, operate or maintain, on and after the Closing, the Assets substantially as such assets are currently owned, operated and maintained by Seller, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Seller in obtaining Seller Required Regulatory Approvals and all other consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Seller to consummate the transactions contemplated hereby and by the Operative Agreements. Prior to making any filings with a Governmental or Regulatory Authority pursuant to this Section 5.01, Purchaser agrees to provide copies of such filings to Seller. Nothing in this Agreement shall require Purchaser to institute litigation or to pay or agree to pay any sum of money or make financial accommodations (other than the payment or incurrence of customary expenses and filing or other fees) in order to obtain any necessary consent, approval or authorization including, without limitation, the Purchaser Required Regulatory Approvals. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

5.02     HSR Filings

         In addition to and without limiting Purchaser's covenants contained in
Section 5.01, Purchaser will (a) consult with Seller as to the appropriate timing of filings and take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Seller in connection with Seller's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

5.03     PPUC Approval for Holding Company

         From the date hereof through the Closing, Purchaser agrees not to enter into any Contract or take any action which, when taken together with the consummation of the transactions contemplated by this Agreement, would violate any condition imposed by the PPUC that limits Parent's investment in diversified businesses without prior PPUC approval. Purchaser further agrees that, in seeking the approval described in clause (iv) of the definition of Purchaser Required Regulatory Approvals, Purchaser shall use commercially reasonable efforts to seek any reasonable PPUC approval that would allow Purchaser to consummate the transactions contemplated hereby and to own, operate and maintain the Assets in substantially the same manner as currently owned, operated and maintained by Seller.

5.04     Notice of Breach

         Purchaser shall promptly give notice to Seller upon becoming aware of the occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of Purchaser contained in this Agreement.

5.05     Fulfillment of Conditions

         Purchaser will execute and deliver at the Closing each Operative Agreement that Purchaser is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

5.06     Tax-Exempt Bond Financed Pollution Control Facilities

         (a) Following the Closing until the maturity or redemption date of the Pollution Control Bonds,

                  (i) Except as otherwise permitted in (ii), Purchaser will not materially change or permit to be changed the character or nature of the use of those facilities listed in Exhibit C hereto (the "Pollution Control Facilities") from the manner Seller has used said facilities prior to the sale of the Assets, unless such changed use would constitute a use or purpose of said facilities for which tax-exempt bonds could be issued pursuant to section 1313 of the Tax Reform Act of 1986 (P.L. 99-514 or, hereinafter, the "1986 Tax Act"), to refund bonds described in section 1312(a) of the 1986 Tax Act which, for purposes hereof, are assumed to have been issued to finance facilities of the same character and use or purpose as said facilities;

                  (ii) Purchaser will not sell or otherwise transfer any portion of such Pollution Control Facilities unless (A) the transferee covenants to satisfy the conditions of Section 5.06(a)(i) and with respect to its ownership and use of said facilities following the date of any such purchase or (B) the transfer relates to personal property and is exclusively for cash the proceeds of which will be expended within six months of the date of receipt on facilities for which tax-exempt bonds could be issued pursuant to section 1313 of the 1986 Tax Act, to refund bonds described in section 1312(a) of said act which, for purposes hereof, are assumed to have been issued to finance facilities of the same character and use or purpose as said facilities; and

                  (iii) Purchaser will cooperate with Seller and use commercially reasonable efforts to permit Seller to have access to the Colstrip Facilities at reasonable times to examine the Pollution Control Facilities.

         Nothing herein shall be construed to prevent Purchaser from ceasing to use any facilities or equipment that, in Purchaser's reasonable judgment, have become obsolescent or otherwise uneconomical to continue to use. Seller will notify Purchaser when the Pollution Control Bonds have matured or been redeemed.

5.07     Purchaser Financing

         Purchaser will proceed in good faith and use all reasonable efforts to obtain financing on commercially reasonable terms in amounts and structure reasonably consistent with Purchaser's financing plan as set forth in Purchaser's written proposal to Seller dated September 25, 1998 (the "Purchaser Financing").

                                   ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser hereunder to purchase the Assets and to assume and pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

6.01     Representations and Warranties

         The representations and warranties made by Seller in this Agreement and the Operative Agreements, taken as a whole, shall be true and correct, in all material respects, on and as of the Closing as though repeated on and as of the Closing or, in the case of representations and warranties made as of a specified date earlier than the Closing, on and as of such earlier date.

6.02     Performance

         Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

6.03     Officers' Certificates

         Seller shall have delivered to Purchaser a certificate, dated as of the Closing and executed by the Chairman of the Board, the President or any Vice President of Seller, substantially in the form and to the effect of Exhibit D hereto, and a certificate, dated as of the Closing and executed by the Secretary or any Assistant Secretary of Seller, substantially in the form and to the effect of Exhibit E hereto.

6.04     Orders and Laws

         There shall not be in effect on the date of the Closing any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

6.05     Regulatory Consents and Approvals

         Subject to Section 1.10, all Seller Required Regulatory Approvals and Purchaser Required Regulatory Approvals shall have been duly obtained, made or given and shall be in full force and effect and shall be Final Orders reasonably satisfactory to Purchaser, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including under the HSR Act, shall have occurred.

6.06     Colstrip Rights of First Refusal

         Seller shall have either received the consents required under each of the Colstrip Rights of First Refusal or the exercise periods of such Colstrip Rights of First Refusal shall have expired.

6.07     Third Party Consents

         The consents (or in lieu thereof waivers) listed in Section 6.07 of the Disclosure Schedule shall have been obtained and shall be in full force and effect and shall be reasonably satisfactory to Purchaser.

6.08     No Seller Material Adverse Effect

         There shall not have occurred and be continuing a Seller Material Adverse Effect.

6.09     Proceedings

         All corporate and other proceedings to be taken by Seller in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received all such certified or other copies of such documents as it or they may reasonably request.

6.10     Deliveries

         Seller shall have executed and delivered to Purchaser (i) the General Assignment, (ii) the other Assignment Instruments, (iii) the Wholesale Transition Service Agreement, dated as of the Closing, with Purchaser substantially in the form and to the effect of Exhibit F hereto (the "Wholesale Transition Service Agreement"), and (iv) if the PSE Transmission Assets are not conveyed to Purchaser at the Closing, Seller and Purchaser shall have entered into the Transmission Service Agreement and the related Separation Document.

6.11     Colstrip Operations Arrangements

         There shall be in effect (a) arrangements reasonably satisfactory to Purchaser pursuant to which Purchaser shall be the operator of the entire Colstrip generating facility for a period of at least ten (10) years after the Closing, subject only to removal for cause or (b) such other arrangements with respect to the operation of the Colstrip generating facility as are reasonably acceptable to Purchaser.

6.12     Purchaser Financing

         Purchaser's obligation to purchase the PSE Colstrip Transmission Assets at the Closing is subject to the receipt by Purchaser, on or prior to the Closing, of the Purchaser Financing or other financing reasonably satisfactory to Purchaser.

6.13     Opinion of Counsel

         Purchaser shall have received the opinion of (i) Perkins Coie LLP, counsel to Seller, dated as of the Closing, substantially to the effect of Exhibit G-1 hereto, and (ii) outside Montana counsel to Seller, dated as of the Closing, substantially to the effect of Exhibit G-2 hereto.

6.14     Transfer of MPC Generation Assets

         That portion of the Generation Assets (as such term is defined in the MPC Purchase Agreement) to be transferred to Purchaser at the Closing under the MPC Purchase Agreement consisting of, at a minimum, (i) Corette, (ii) MPC's undivided interest in Colstrip 1,2 and 3, and (iii) the Missouri/Madison Hydro Units with Basin/Idaho/BPA Power Contracts (in each case of (i), (ii) and (iii), as such terms are defined in the MPC Purchase Agreement) shall have been purchased by Purchaser, unless such purchase has not occurred solely as a result of a breach by Purchaser of the MPC Purchase Agreement.

                                   ARTICLE VII
                       CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller hereunder to sell the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

7.01     Representations and Warranties

         The representations and warranties made by Purchaser in this Agreement and the Operative Agreements, taken as a whole, shall be true and correct, in all material respects on and as of the Closing as though repeated on and as of the Closing.

7.02     Performance

         Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

7.03     Officers' Certificates

         Purchaser shall have delivered to Seller a certificate, dated as of the Closing and executed by the Chairman of the Board, the President or any Executive or Senior Vice President of Purchaser, substantially in the form and to the effect of Exhibit H hereto, and a certificate, dated as of the Closing and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit I hereto.

7.04     Orders and Laws

         There shall not be in effect on the date of the Closing any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

7.05     Regulatory Consents and Approvals

         Subject to Section 1.10, all Seller Required Regulatory Approvals and Purchaser Required Regulatory Approvals shall have been duly obtained, made or given and shall be in full force and effect and shall be a Final Order, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including under the HSR Act, shall have occurred.

7.06     Third Party Consents

         The consents (or in lieu thereof waivers) listed in Section 7.06 of the Disclosure Schedule shall have been obtained and shall be in full force and effect and shall be reasonably satisfactory to Seller.

7.07     Opinion of Counsel

         Seller shall have received the opinion of Winthrop, Stimson, Putnam & Roberts, counsel to Purchaser, dated as of the Closing, substantially to the effect of Exhibit J hereto. Such counsel's opinion need not cover any matter contained in the opinions required by Exhibit J to the extent such matter involves the laws of Montana, Oregon, Washington, Pennsylvania or any other jurisdiction other than the federal laws of the United States or the laws of the State of New York, and in lieu thereof, Seller shall have received the opinions of counsel admitted in such other jurisdictions covering such matters.

7.08     No Purchaser Material Adverse Effect

         There shall not have occurred and be continuing a Purchaser Material Adverse Effect.

7.09     Proceedings

         All corporate and other proceedings to be taken by Purchaser in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller and its counsel and Seller and its counsel shall have received all such certified or other copies of such documents as it or they may reasonably request.

7.10     Colstrip Rights of First Refusal

         Seller shall have either received the consents required under each of the Colstrip Rights of First Refusal or the exercise periods of such Colstrip Rights of First Refusal shall have expired.

7.11     Deliveries

         Purchaser shall have delivered to Seller (i) the Assumption Agreement
(ii) the other Assumption Instruments, (iii) the Wholesale Transition Service Agreement ,and (iv) subject to Section 1.10, the Transmission Service Agreement and Separation Document.

                                  ARTICLE VIII
                       TAX MATTERS AND POST-CLOSING TAXES

8.01     Transfer Taxes

         All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Purchaser, and Purchaser, at its own expense, will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller will join in the execution of any such Tax Returns or other documentation and will take such positions therein as are reasonably requested by Purchaser. Nothing in the foregoing sentence shall require Seller to take a position adverse to its own posture with regard to Taxes. Prior to the Closing, Purchaser will provide to Seller, to the extent possible, an appropriate certificate from each applicable taxing authority to the effect that no Transfer Tax will be incurred in connection with this Agreement and the transactions contemplated hereby.

8.02     Returns with respect to Prorated Taxes

         With respect to those Taxes to be prorated in accordance with Section
1.06 of this Agreement, Purchaser shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Assets and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Purchaser's preparation of any such Tax Return shall be subject to Seller's approval, which approval shall not be unreasonably withheld. Purchaser shall make such Tax Returns available for Seller's review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Return. Within fifteen
(15) Business Days after receipt of such Tax Return, Seller shall pay to Purchaser its proportionate share of the amount shown as due on such Tax Return determined in accordance with Section 1.06 of this Agreement.

                                   ARTICLE IX
                       SURVIVAL; NO OTHER REPRESENTATIONS

9.01     Survival of Representations, Warranties, Covenants and Agreements

         (a) Subject to Section 11.02, the representations and warranties of Purchaser and Seller (other than the representations and warranties , (x) contained in Section 2.06 (the "Tax Representation") which shall survive for the applicable period of the applicable statute of limitation), and (y) contained in
Section 2.09(b) (the "Title Representation") which shall survive the Closing indefinitely) (all of the representations and warranties of Purchaser and Seller, excluding the Tax Representation and the Title Representation, are hereinafter referred to as the "General Representations"), shall survive the Closing for a period of twelve (12) months; provided, however, if Purchaser (or any successor or assign of Purchaser) procures title insurance with respect to the Real Property, to the extent that Purchaser (or any successor or assign of Purchaser) actually receives proceeds from the title insurer in respect of any matters addressed by any of the representations and warranties contained in
Section 2.09, then, only with respect to such matters, and only to such extent, such representations and warranties shall be deemed not to have been made;

         (b) Subject to Section 11.02, the covenants and agreements of Seller and Purchaser contained in this Agreement (other than the covenants and agreements contained in Articles IV (excluding Section 4.08) and V (excluding
Section 5.06) (the "Pre-Closing Covenants"), which covenants and agreements shall survive the Closing for a period of twelve (12) months) (all of the covenants and agreements of Purchaser and Seller, excluding the Pre-Closing Covenants, are hereinafter referred to as the "Post-Closing Covenants"), shall survive the Closing indefinitely; and

         (c) Any due diligence or other investigation or examination by any party with respect to the transactions contemplated by this Agreement shall not in any way affect or lessen the representations and warranties of the other party contained herein or the indemnifications with respect thereto.

9.02     No Other Representations

         Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, including but not limited to any implied representation or warranty as to condition, merchantability or suitability as to any of the Assets, except those representations and warranties contained in this Agreement and the exhibits, schedules, documents, certificates and instruments delivered in connection with the Closing. In particular, Seller makes no representation or warranty to Purchaser with respect to (i) the information set forth in the Confidential Information Memorandum dated March 1998 and the supplements thereto, or (ii) any financial projection or forecast relating to the Colstrip Facilities. With respect to any such projection or forecast delivered by or on behalf of Seller to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) it shall have no claim against Seller with respect to such projections and forecasts.

                                    ARTICLE X
                                 INDEMNIFICATION

10.01    Other Indemnification

         (a) Subject to the other Sections of this Article X, Seller shall indemnify Purchaser and its Affiliates and their respective directors, officers, employees, agents and representatives ("Purchaser Group") in respect of, and hold Purchaser Group harmless from and against, any and all Losses suffered, incurred or sustained by Purchaser Group or to which Purchaser Group becomes subject, resulting from, arising out of or relating to:

                  (i) any breach by Seller of any representation or warranty of Seller contained in this Agreement (determined in all cases as if the terms "material" or "materially" (or the capitalized versions thereof) were not included therein);

                  (ii) any breach by Seller of any covenant or agreement of Seller contained in this Agreement (determined in all cases as if the terms "material" or "materially" (or the capitalized versions thereof) were not included therein); or

                  (iii)    Retained Liability;

provided, however, that Seller shall have no liability for Losses under clause
(i) arising from a breach of a General Representation or the Tax Representation unless and until the aggregate amount of all Losses arising from such breaches asserted by Purchaser equals or exceeds $2,500,000 in which event Seller shall be liable for all such Losses; and provided, further, that, except with respect to Losses arising from a breach of the Title Representation, such indemnification shall be effective only with respect to claims written notice of which is received by Seller with respect to Losses arising under clause (i) above relating to General Representations (or, with respect to the Tax Representation, the date upon which the applicable statute of limitations expires) or clause (ii) above relating to Pre-Closing Covenants, no later than the date that is twelve (12) months from the Closing. Except as set forth in paragraph (b) below in, no event shall the Liability of Seller for Losses under clause (i) of this Section 10.01(a) arising out of breaches of the General Representations exceed, in the aggregate, fifty percent (50%) of the Purchase Price, (or, with respect to breaches of the Title Representation and the covenants contained in Sections 1.01(a)(i) and 1.05 exceed, in the aggregate, the Purchase Price).

         (b) In addition to the indemnities contained in clause (a) above, Seller shall indemnify Purchaser Group in respect of, and hold it harmless from and against, all Losses suffered, incurred or sustained by Purchaser Group arising from any Pre-Closing Environmental Liability; provided, however, that
(1) indemnification for Pre-Closing Unknown Remedial Liabilities shall be effective only with respect to Losses arising out of a matter described in a Claim Notice received by Seller no later than the date that is two years from the Closing, (2) Seller's Liabilities under this paragraph for Pre-Closing Known and Unknown Remedial Liabilities shall be limited in each case to Seller's pro rata share (calculated pursuant to the Colstrip Contracts) of 50% of any such Loss suffered, incurred or sustained by Purchaser Group, and shall not, in any event, exceed, in the aggregate, an amount equal to 10% of the Purchase Price (each such Liability of Seller shall be paid by it at the same time that Purchaser Group has paid its 50% share thereof); provided, further, that this indemnity shall only extend to such Pre-Closing Environmental Liabilities attributable to conditions existing at or prior to the Closing, and Seller shall not be required to indemnify Purchaser for Losses to the extent attributable to acts or omissions of Purchaser resulting in an increase in or aggravation of such Environmental Liabilities, whether arising from a change in use of the Assets or otherwise. In the event that Seller disputes the pro rata share of any Losses attributable by Purchaser to Seller under this Section 10.01(b)(2) in the Claim Notice, Seller will nevertheless pay Purchaser the amount requested by Purchaser in the Claim Notice and Seller shall proceed to resolve any dispute with MPC and PGE concerning allocations of pro rata shares. If Purchaser fails to make a claim against a Potentially Responsible Party with respect to Pre-Closing Environmental Liabilities, then upon making an indemnity payment pursuant to this paragraph (b), Seller shall, to the extent of such indemnity payment, be subrogated to all rights of Purchaser against any Potentially Responsible Party in respect of the Losses to which the indemnity payment relates. If Purchaser makes a claim against, and recovers from, a Potentially Responsible Party with respect to Pre-Closing Environmental Liabilities and Seller has made an indemnity payment with respect to such Loss, then Purchaser shall reimburse Seller 50% of such amounts recovered, net of any third party costs of collection.

         (c) Subject to the other Sections of this Article X, Purchaser shall indemnify Seller and its Affiliates and their respective directors, officers, employees, agents and representatives ("Seller Group") in respect of, and hold Seller Group harmless from and against, any and all Losses suffered, incurred or sustained by Seller Group or to which Seller Group becomes subject, resulting from, arising out of or relating to:

                  (i) any breach by Purchaser of any representation or warranty of Purchaser contained in this Agreement (determined in all cases as if the terms "material" or "materially," or the capitalized versions thereof, were not included therein);

                  (ii) any breach by Purchaser of any covenant or agreement of Purchaser contained in this Agreement (determined in all cases as if the terms "material" or "materially" (or the capitalized versions thereof) were not included therein); or

                  (iii)    an Assumed Liability;

provided, however, that Purchaser shall have no liability for Losses under clause (i) arising from a breach of a General Representation unless and until the aggregate amount of all such Losses arising from such breaches asserted by Seller equals or exceeds $2,500,000 in which event Purchaser shall be liable for all Losses; and provided, further, that such indemnification shall be effective only with respect to claims written notice of which is received by Purchaser with respect to Losses arising under clause (i) above relating to General Representations or clause (ii) above relating to Pre-Closing Covenants, no later than the date that is twelve (12) months from the Closing. In no event shall the Liability of Purchaser for Losses under this Article X arising out of breaches of the General Representations exceed, in the aggregate, fifty percent (50%) of the Purchase Price.

         (d) To the extent that an Indemnified Party has received insurance proceeds prior to the payment of an indemnity payment on an indemnifiable Loss, such indemnifiable Loss shall be reduced by an amount equal to such proceeds received by the Indemnified Party. If the amount of any indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect for domestic banks as published in the Wall Street Journal (Northeast Edition) in the "Money Rates" section), shall promptly be repaid by the Indemnified Party to the Indemnifying Party. Nothing in this Section 10.01(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage or make any claim under its insurance coverage.

         (e) Seller shall not be liable on account of any obligations of any co-owners of Colstrip Units 1, 2, 3 and 4 to Purchaser.

         (f) Except as expressly provided above in this Section 10.01, the Indemnifying Party hereby expressly waives all rights of subrogation in respect of any payments made by it under this Article X.

10.02    Method of Asserting Claims

         All claims for indemnification by any Indemnified Party under Section
10.01 will be asserted and resolved as follows:

                  (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 10.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, Purchaser or any Affiliate of Seller or Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section
10.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                           (i)      If the Indemnifying Party notifies the
Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.02(a), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party, which consent will not be unreasonably withheld). The Indemnifying Party will have full control of such defense and proceedings, including any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in

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the first sentence of this Section 10.02(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in clause (ii) below, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action); and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying
Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 10.01 with respect to such Third Party Claim.

                         (ii) If the Indemnifying Party fails to notify the
Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 10.02(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the

Indemnified Party or any of its Affiliates). Notwithstanding the foregoing provisions of this Section 10.02(a)(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 10.02(a)(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.02(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

                           (iii) If the Indemnifying Party notifies the
Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 10.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section
10.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

                  (b) In the event any Indemnified Party should have a claim under Section 10.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party prior to the expiration of the indemnification notice period described in this Section 10.02. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party disputes all or any portion of its liability with respect to such claim, it shall notify the Indemnified Party thereof in writing during the Dispute Period, specifying the portion of the claim that is disputed and the basis for such position. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party will be deemed to have accepted and be liable for payment of the undisputed portion of such claim on demand and the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

                  (c) In the event of any Loss resulting from a misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement as to which an Indemnified Party would be entitled to claim indemnity under Section 10.01 but for the Loss limitation provisions of Section 10.01(a) and (c), such Indemnified Party may nevertheless deliver a written notice to the Indemnifying Party containing the information that would be required in a Claim Notice or an Indemnity Notice, as applicable, with respect to such Loss. In the case of a Claim Notice, the provisions of Section 10.02(a)(i) will be applicable. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described therein or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Loss specified in the notice will be conclusively deemed to have been incurred by the Indemnified Party for purposes of making the determination of the Loss limitations set forth in Section 10.01. If the Indemnifying Party has timely disputed the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

                  (d) In the event of any claim for indemnity under Section 10.01(a), Purchaser agrees to give Seller and its Representatives reasonable access to the Books and Records and Employees in connection with the matters for which indemnification is sought to the extent Seller reasonably deems necessary in connection with its rights and obligations under this Article X.

                  (e) All payments made pursuant to this Article X shall be treated as an adjustment to the Purchase Price.

                  (f) In the event an action, dispute, claim, counterclaim or controversy ("Dispute") arises between the parties arising out of or relating to this Agreement, the aggrieved party shall promptly notify the other party of the Dispute within ten Business Days after such Dispute arises. If the parties have failed to resolve the Dispute within ten Business Days after delivery of such notice, each party shall, within five Business Days thereafter, nominate a

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

senior officer of its management to meet to attempt to resolve the Dispute. The senior officers shall meet within twenty Business Days after their nomination. Should the senior officers be unable to resolve the Dispute, either party may pursue any and all available legal remedies, unless the parties mutually agree in writing to an alternative dispute resolution procedure.

10.03    Exclusivity

         After the Closing, to the extent permitted by Law, the indemnities set forth in this Article X shall be the exclusive remedies of Purchaser Group and Seller Group, or any member of either of them, for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, any schedule hereto, or any certificate delivered by or on behalf of Seller or Purchaser in connection herewith, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

10.04    Purchaser's Release of Seller Under the Colstrip Contracts

         From and after the Closing, Purchaser, for itself and on behalf of its Affiliates, does hereby release, hold harmless and forever discharge Seller from any and all claims, demands, liabilities (including fines and civil penalties) or causes of action at Law or in equity, whether known or unknown, resulting from any Claim that Seller is not released from its obligations under the Colstrip Contracts by virtue of Sections 1.01(a)(xi) and 1.02(a)(v); provided, however, that nothing in this Section 10.04 shall be deemed to affect Seller's Retained Liabilities, Purchaser's Assumed Liabilities or the parties' indemnification obligations hereunder.

                                   ARTICLE XI
                                   TERMINATION

11.01    Termination

         This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) at any time before the Closing, by mutual written agreement of Seller and Purchaser; or

                  (b) at any time before the Closing, by Seller or Purchaser, in the event that any Final Order or Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, upon notification of the non-terminating party by the terminating party; or

                  (c) at any time before the Closing, by Seller or Purchaser, in the event (i) of a breach hereof by the non-terminating party which gives rise to, as applicable, either a Seller Material Adverse Effect (if Seller is the breaching party) or a Purchaser Material Adverse Effect (if Purchaser is the breaching party) if such non-terminating party fails to cure such breach within forty-five (45) days following notification thereof by the terminating party, provided that if, at the end of such forty-five (45) day period, the non-terminating party is endeavoring in good faith, and proceeding diligently, to cure such breach, the non-terminating party shall have an additional forty-five (45) days in which to effect such cure or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied by the terminating party is not caused by a breach hereof by the terminating party, provided that if it is reasonably possible that the circumstances giving rise to the impossibility or impracticability may be removed prior to the expiration of the time periods provided in the following subsection (d), then such notification may not be given until such time as the removal of such circumstances is no longer reasonably possible within such time periods; or

                  (d) at any time after the date which is twelve (12) months after the date of this Agreement, by Seller or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party; provided, however, that if on such date Purchaser and Seller have not received all Purchaser Required Regulatory Approvals and all Seller Required Regulatory Approvals but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then neither party may terminate this Agreement until the expiration of such date which is eighteen (18) months after the date of this Agreement; provided further that if on such date Purchaser or MPC has not received all Purchaser Required Regulatory Approvals or all Seller Required Regulatory Approvals (in each case as defined in the MPC Purchase Agreement) related to the Hydro Units (as defined in the MPC Purchase Agreement) but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then neither party may terminate this Agreement until the expiration of the date which is twenty-four (24) months after the date of this Agreement.

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

11.02    Effect of Termination

         If this Agreement is validly terminated pursuant to Section 11.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 13.04 and confidentiality in
Section 13.06 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 11.01(c) or (d), Seller will remain liable to Purchaser for any willful breach of Section 4.09 of this Agreement by Seller existing at the time of such termination, and Purchaser will remain liable to Seller for any willful breach of Section 5.05 of this Agreement by Purchaser existing at the time of such termination, and Seller or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

                                   ARTICLE XII
                                   DEFINITIONS

12.01    Definitions

         (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

         "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

         "Adjustment Amount" has the meaning ascribed to it in Section 1.04.

         "Adjustment Statement" has the meaning ascribed to it in Section 1.04.

         "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

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

         "Agreement" means this Asset Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 6.03 and 7.03, as the same shall be amended from time to time.

         "Assets" has the meaning ascribed to it in Section 1.01(a).

         "Asset Group" means one or more of the categories of Assets set forth on Schedule I to the MPC Purchase Agreement.

         "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

         "Assignment Instruments" has the meaning ascribed to it in Section
1.05.

         "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

         "Assumed Liabilities" has the meaning ascribed to it in Section
1.02(a).

         "Assumption Agreement" has the meaning ascribed to it in Section 1.05.

         "Assumption Instruments" has the meaning ascribed to it in Section
1.05.

         "Base Purchase Price" means $441,000,000.

         "Bid Date" means September 28, 1998.

         "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

         "Budget" has the meaning ascribed to it in Section 4.13.

         "Business Combination" means with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the Assets and Properties of such Person, provided, however, that neither (i) a divestiture by Seller of all or part of its generating assets (provided that no such divestiture will operate as release of Seller from its obligations pursuant to this Agreement) nor (ii) any activities or transactions of any Affiliate of Seller (so long as not involving Seller), shall be considered a Business Combination hereunder.

         "Business Contracts" has the meaning ascribed to it in Section 1.01(a)
(v).

         "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Washington and the Commonwealth of Pennsylvania are authorized or obligated to close.

         "Capital Expenditures" means those capital expenditures which are identified in the Budget referred to in Section 4.13, and such other emergency, non-budgeted capital expenditures made by Seller in accordance with the provisions of Section 4.13.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

         "Claim Notice" means written notification pursuant to Section 10.02(a) of a Third Party Claim as to which indemnity under Section 10.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 10.01, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

         "Closing" means the closing of the transactions contemplated by Section 1.05.

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

         "Closing Date" means (a) the later of (x) July 1, 1999 and (y) the date thirty (30) days after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 6.04 through 6.07 and Sections 7.04 through 7.06 has been obtained, made or given or has expired, as applicable; provided, that Purchaser agrees to use reasonable efforts to be prepared to close prior to July 1, 1999, and shall give notice to Seller in the event Purchaser determines that it is able to do so, or (b) such other date as Purchaser and Seller mutually agree upon in writing.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Colstrip Books and Records" has the meaning ascribed to it in Section 1.01(a)(xii).

         "Colstrip Contracts" has the meaning ascribed to it in Section 1.01(a)
(xi).

         "Colstrip Facilities" means the thermal electric generating facilities known as Colstrip Units 1, 2, 3&4 located near Colstrip, Montana, including the Common Facilities (as defined in the Colstrip Contracts) and the PSE Colstrip Transmission Assets.

         "Colstrip Rights of First Refusal" means the rights described in the following agreements: (i) Section 16(d) of the Construction and Ownership Agreement, dated as of July 30, 1971, by and between Seller and MPC; (ii) Sections 24(b) and 24(f) of the Ownership and Operation Agreement, dated as of May 6, 1981, as amended, by and among Seller, MPC, WWP, PGE, and Pacific Power & Light Company ("Pacific"); and (ii) Section 28(f) of the Colstrip Project Transmission Agreement, dated as of May 6, 1981, as amended, by and among Seller, MPC, WWP, PGE and Pacific.

         "Combined Payment Amount" means an amount equal to $461,000,000 minus the amount of the Base Purchase Price (prior to any adjustment thereto pursuant to Section 1.10).

         "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

         "Contribution Agreement" has the meaning ascribed to it in the forepart of this Agreement.

         "Disclosure Schedule" means, as the context requires, (a) the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this

Agreement and (b) the record delivered to Seller by Purchaser herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Purchaser pursuant to this Agreement.

         "Dispute" has the meaning ascribed to it in Section 10.02(f).

         "Dispute Period" means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

         "Easements" means, with respect to the Assets, the reservations of easements in favor of Seller to be included in the deeds of conveyance with respect to such Assets, substantially as set forth in Section 12.01(b) of the Disclosure Schedule.

         "Employee" means each employee or officer of Seller, Purchaser or MPC, as the context may require, or any of their Affiliates, whose employment responsibilities relate to the PSE Colstrip Interests or the Colstrip Facilities.

         "Environmental Fines and Penalties" has the meaning ascribed to it in
Section 1.02(a)(vii).

         "Environmental Law" means all Federal, state, municipal and local laws (including common laws), regulations, rules, ordinances, codes, licenses, decrees, judgments, directives, or judicial or administrative orders relating to pollution, protection, preservation or restoration of human health, the environment or natural resources, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials (including, without limitation, into or through ambient air, surface water, groundwater, land, wetlands, surface and subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, including without limitation the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, and CERCLA, in each case as amended, and their local counterparts.

         "Environmental Liabilities" means any liabilities, obligations or responsibilities under or related to former, current or future Environmental Laws or the common law, whether such liability, obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (a) any violation or alleged violation of Environmental Laws relating to the Assets; (b) compliance with applicable Environmental Laws relating to the Assets; (c) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage was made manifest before or after the Closing) caused (or allegedly caused) by the presence or Release of

Hazardous Materials at, on, in, under, adjacent to or migrating from the Assets; and (d) the reasonable investigation and/or remediation required by Law or constituting a reasonable response to a Governmental or Regulatory Authority having jurisdiction (whether or not such investigation or remediation commenced on or before the Closing) of Hazardous Materials that are present or have been Released at, on, in, under, adjacent to or migrating from the Assets, including, but not limited to, Hazardous Materials in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Assets ("Remedial Liabilities"); provided, further that the liabilities, obligations or responsibilities described in clauses (a), (b) and (c) shall not include those described in clause (d); provided further that Environmental Liabilities shall not include (x) Purchaser's internal costs or consequential damages (including the value of employees' time, loss of use, downtime or increased operating costs); (y) costs of capital improvements (including the replacement of equipment that has reached its useful life); nor (z) monitoring required by environmental permits or the design of the Assets, except, in the case of clauses (y) and (z), as covered in clause (d) above.

         "Environmental Permits" has the meaning ascribed in Section 2.15.

         "EPA" means the Environmental Protection Agency.

         "Estimated Adjustment Amount" means Seller's good faith reasonable estimate of an Adjustment Amount for the Closing, which estimate shall be provided to Purchaser no later than five Business Days before the Closing.

         "Estimated Purchase Price" has the meaning ascribed to it in Section 1.05.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Excluded Assets" has the meaning ascribed to it in Section 1.01(b).

         "Federal Power Act" means the Federal Power Act of 1935, as amended, and the rules and regulations promulgated thereunder.

         "FERC" means the Federal Energy Regulatory Commission.

         "Final Order" means a final Order after all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending) that has not been further revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any required waiting period has expired, and as to which all conditions to effectiveness prescribed therein or otherwise by Law, regulation or Order have been satisfied.

         "Fuel Contracts" has the meaning ascribed to it in Section 1.01(a)(x).

         "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

         "General Assignment" has the meaning ascribed to it in Section 1.05.

         "General Representations" has the meaning ascribed to it in Section 9.01(a).

         "Good Utility Practice" means any of the applicable practices, methods and acts:

                  (i) required of the party to whom Good Utility Practice is being applied under regulations of the National Electric Safety Code (as each of such terms is defined in the Interconnection Agreement (as such term is defined in the MPC Purchase Agreement)), or its successor, whether or not the party whose conduct is at issue is a member thereof; or

                  (ii) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period; which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost to the party being expected to apply Good Utility Practice, consistent with law, regulation, good business practices, generation, transmission, and distribution reliability, safety, and expedition. Good Utility Practice is intended to include practices, methods, or acts generally accepted in the region, and is not intended to be limited to optimum practices, methods, or acts to the exclusion of all others. Good Utility Practice does not include intentional disregard of contractual commitments, even if those commitments are uneconomic under current market conditions.

         "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or any Native American tribal council or similar governing entity.

         "Hazardous Material" means (A) any petrochemical, petroleum or petroleum products, oil, flammable explosives, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls (PCBs); (B) any chemicals

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

or other materials or substances which are now or hereafter become defined under any Environmental Law as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous chemicals," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "pollutants," "contaminants," "hazardous matter," "restricted hazardous materials" or words of similar import ; and (C) any other chemical or other material or substance, the discharge, emission, Release or exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

         "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder.

         "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

         "Improvements" has the meaning ascribed to it in Section 1.01(a)(iv).

         "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

         "Indemnified Party" means any Person claiming indemnification under any provision of Article X.

         "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article X.

         "Indemnity Notice" means written notification pursuant to Section 10.02(b) of a claim for indemnity under Article X by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

         "Indenture" means the Fortieth Supplemental Indenture, dated as of September 1, 1954, as amended and supplemented, between Seller and State Street Bank and Trust Company, as successor trustee.

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

         "Independent Accounting Firm" means Price WaterhouseCoopers or such other independent accounting firm of national reputation mutually appointed by Seller and Purchaser.

         "Intangible Personal Property" has the meaning ascribed to it in
Section 1.01(a)(vii).

         "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, trade secrets, know-how, techniques, computer programs and related documentation, and any and all other intangible assets or proprietary information or rights (whether registered or under common law) and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

         "Inventory" has the meaning ascribed to it in Section 1.01(a)(iii).

         "Inventory Adjustment Amount" has the meaning ascribed to in Section 1.04.

         "Inventory Survey" has the meaning ascribed to in Section 1.04.

         "IRS" means the United States Internal Revenue Service.

         "Knowledge" or similar phrases in this Agreement means: (i) in the case of Seller, the actual knowledge of Seller's officers and employees who are persons generally responsible for the subject matter to which knowledge is pertinent, such persons being listed in Section 12.01(c) of the Disclosure Schedule at the date as of which the representation, warranty or covenant is made or repeated, and (ii) in the case of Purchaser the actual knowledge of Purchaser's officers and employees who are persons generally responsible for the subject matter to which knowledge is pertinent, such persons being listed in
Section 12.01(d) of the Disclosure Schedule at the date as of which the representation, warranty or covenant is made or repeated.

         "Landlord Security Deposits" has the meaning ascribed to it in Section 1.02(a)(iv).

         "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

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

         "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

         "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority, other than Environmental Permits, including applications for any of the foregoing.

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or easement, any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

         "Loss" means any and all damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, however, "Loss" shall not include any consequential, incidental or punitive damages for any reason, other than in the case of willful misconduct.

         "Maintenance Expenditures" means those special maintenance expenditures which are identified in the Budget referred to in Section 4.13 and such other emergency, non-budgeted special maintenance expenditures made by Seller in accordance with the provisions of Section 4.13 and the exercise of Good Utility Practices.

         "Maintenance and Capital Expenditures Amount" means (i) the aggregate amount of all funds actually expended by Seller (and amounts due from Seller to third parties at the time of the Closing in respect of work actually performed by such third parties, to the extent such amounts are not Assumed Liabilities) with respect to Maintenance Expenditures and Capital Expenditures in each case which are identified in the Budget during the period beginning on the date one
(1) year prior to the Closing and ending on the Closing (or such shorter period if the Closing occurs less than one year from the date hereof) up to but not exceeding $6,380,000 in the aggregate; and (ii) 85% of all Emergency Expenditures made by Seller in accordance with Section 4.13 (if any, during such one (1) year (or shorter) period described above). The Maintenance and Capital Expenditures Amount shall not include any Capital Expenditures ,Maintenance Expenditures or Emergency Expenditures with respect to assets or properties that are not transferred to Purchaser under this Agreement.

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

         "MPC" means The Montana Power Company, a Montana corporation and the operator of the Colstrip Facilities.

         "MPC Purchase Agreement" means the Asset Purchase Agreement, dated as of the date hereof, by and between Purchaser and MPC, together with any amendments thereto.

         "Off-Site Environmental Liabilities" means any liabilities, obligations or responsibilities under or related to former, current or future Environmental Laws or the common law, whether such liability, obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with Seller's storage, disposal, transportation, discharge, Release or recycling of Hazardous Materials prior to the Closing at or to locations other than the Real Property constituting the Assets, provided that liabilities attributable to migration of Hazardous Materials from the Real Property constituting the Assets shall not constitute Off-Site Environmental Liabilities.

         "Operative Agreements" means, collectively, this Agreement, the General Assignment and the other Assignment Instruments, the Assumption Agreement, the other Assumption Instruments, the Wholesale Transition Service Agreement, the Contribution Agreement, the Transmission Service Agreement (if required), and any support or other agreements to be entered into at the Closing in connection with the transaction.

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         "Parent" has the meaning ascribed to it in the forepart of this Agreement.

         "Permitted Lien" means (i) those Liens and exceptions to title to the Assets (except Easements) set forth in Section 12.01(e) of the Disclosure Schedule; (ii) the Easements; (iii) when such term is used with respect to any date before the Closing, Liens created by the Indenture; (iv) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (v) when such term is used with respect to any date prior to the Closing, any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent; (vi) zoning, entitlement, conservation restriction and other land use and environmental



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regulations by any Governmental or Regulatory Authority; and (vii) any minor imperfection of title or similar Lien, limited in the case of items (i) - (vii) (excluding clause (ii)) to only those matters which, individually or in the aggregate with other such Liens do not materially detract from the value of the Assets as currently used or materially interfere with the ownership, operation and maintenance of the Assets.

         "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, limited liability company, other business organization, trust, union, association or Governmental or Regulatory Authority.

         "PGE" means Portland General Electric Company, an Oregon corporation.

         "Pollution Control Bonds" means (a) Pollution Control Revenue Refunding Bonds, Series 1993, due March 1, 2020, of the City Forsyth, Montana ("Forsyth") in the original principal amount of $23,460,000, (b) Pollution Control Revenue Refunding Bonds, Series 1992, due March 1, 2022, of Forsyth in the original principal amount of $87,500,000, and (c) Pollution Control Revenue Refunding Bonds, Series 1991A and 1991B (AMT), due August 1, 2021 of Forsyth in the original principal amounts of $27,500,000 and $23,400,000, respectively.

         "Pollution Control Facilities" means the facilities financed with the Pollution Control Bonds described in Exhibit C hereto.

         "Portland Closing Date" means the date on which the closing of the transactions contemplated by the Asset Purchase Agreement, dated as of the date hereof, by and between Purchaser and PGE occurs.

         "Post-Closing Covenants" has the meaning ascribed to it in Section 9.01(b).

         "Potentially Responsible Party" has the meaning ascribed to it in CERCLA.

         "PPUC Order" means the Opinion and Order adopted by PPUC on February 9, 1995 in Pennsylvania Power & Light Company's application for approval of certain transactions in connection with the utility's establishment of a holding company structure.

         "Pre-Closing Covenants" has the meaning ascribed to it in Section 9.01(b).

         "Pre-Closing Environmental Liabilities" means those Environmental Liabilities attributable to the period on or prior to the Closing;

         "Pre-Closing Known Remedial Liabilities" means the subset of Pre-Closing Environmental Liabilities that are described in paragraph (d) of the definition of Environmental Liabilities and that are attributable to the matters set forth in Schedule I hereto.

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

         "Pre-Closing Known and Unknown Remedial Liabilities" means all Pre-Closing Known Remedial Liabilities and Pre-Closing Unknown Remedial Liabilities arising from or relating to the ownership, operation and maintenance of the PSE Colstrip Interests, to the extent such PSE Colstrip Interests or any portion thereof are acquired by Purchaser.

         "Pre-Closing Unknown Remedial Liabilities" means the subset of Pre-Closing Environmental Liabilities that are described in paragraph (d) of the definition of Environmental Liabilities and that are not attributable to the matters set forth in Schedule I hereto.

         "PSE Colstrip Interests" means Seller's undivided 50% interest in Colstrip Units 1&2 and Seller's undivided 25% interest in Colstrip Units 3&4, together with its interest in the Common Facilities as provided in the Colstrip Contracts and the PSE Colstrip Transmission Assets.

         "PSE Colstrip Transmission Assets" means Seller's right, title and interest in and to the 500 kV transmission system, including related facilities, real property and property rights, for the transmission of power from the PSE Colstrip Interests to Bonneville Power Administration's transmission system near Townsend, Montana, as described in Section 1.01(a)(xv) of the Disclosure Schedule.

         "PSE Transmission Amount" means an amount equal to $88,600,000.

         "Purchase Price" has the meaning ascribed to it in Section 1.03(a).

         "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

         "Purchaser Financing" has the meaning ascribed to it in Section 5.07.

         "Purchaser Group" has the meaning ascribed to it in Section 10.01(a).

         "Purchaser Material Adverse Effect" means any change or effect after the Bid Date that is individually, or in the aggregate, materially adverse to
(a) the business, operations, property or condition (financial or otherwise) of Purchaser and its subsidiaries, taken as a whole, (b) the ability of Purchaser and each of its subsidiaries, taken as a whole, to perform their respective obligations under this Agreement or any of the other Operative Agreements or (c) the validity or enforceability of this Agreement or any of the other Operative Agreements, or the rights or remedies of Purchaser hereunder or thereunder.

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

         "Purchaser Required Regulatory Approvals" means (i) pursuant to Part II of the Federal Power Act, acceptance for filing and effectiveness or authorization by Final Order of FERC, as applicable, to allow Purchaser to (A) implement wholesale sales of electricity under the Wholesale Transition Service Agreement and any other jurisdictional agreements to be assigned to Purchaser,
(B) acquire, own and operate the Assets, and (C) sell electricity at wholesale at market-based rates; (ii) a Final Order of FERC certifying Purchaser as an exempt wholesale generator pursuant to Section 32 of the Holding Company Act; provided however, that in the event Purchaser does not obtain such certification with respect to the acquisition and ownership of the PSE Transmission Assets, then the provisions of Section 1.10 shall apply with respect to such Assets, and provided further that in any case such certification will be a Purchaser Required Regulatory Approval with respect to all other Assets; (iii) Final Orders of the WUTC, Montana Public Service Commission and the Oregon Public Utility Commission, if required, including the determinations required by
Section 32(c) of the Holding Company Act for the Assets to be eligible facilities of Purchaser as an exempt wholesale generator; (iv) approval or authorization by Final Order of the Pennsylvania Public Utility Commission pursuant to the PPUC Order, if required; (v) other Licenses, Environmental Permits and approvals or authorizations of any other Governmental or Regulatory Authority reasonably necessary pursuant to any Law for Purchaser to own and operate the Assets other than authorizations or approvals, the lack of which would not materially detract from the value of the Assets as currently used or materially interfere with the ownership, operation and maintenance of the Assets; and (vi) expiration or early termination of the HSR Act waiting period.

         "Qualified Transfer" means a sale or other disposition of the Pollution Control Facilities to a transferee who is reasonably expected to use the Pollution Control Facilities in such a way that they are treated as qualified pollution control facilities within the meaning of Section 103(b)(4)(F) of the Internal Revenue Code as in effect prior to the enactment of Public Law No. 99-514 (the "Tax Reform Act of 1986").

         "Real Property" has the meaning ascribed to it in Section 1.01(a)(i).

         "Real Property Leases" has the meaning ascribed to it in Section 1.01(a)(ii).

         "Release" means any release, spill, emission, pouring, leaking, pumping, injection, deposit, disposal, discharge, emptying, dispersal, dumping,


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

leaching or migration into or through the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land, surface or subsurface strata.

         "Representatives" has the meaning ascribed to it in Section 4.03.

         "Resolution Period" means the period ending sixty (60) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

         "Retained Liabilities" has the meaning ascribed to it in Section
1.02(b).

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Seller" has the meaning ascribed to it in the forepart of this Agreement.

         "Seller Group" has the meaning ascribed to it in Section 10.01(c).

         "Seller Material Adverse Effect" means any change in or effect on any of the Assets or the operation of any of the Assets after the Bid Date that is materially adverse to the ownership, business, assets, operations or condition (financial or otherwise) of (A) in the case of the PSE Colstrip Interests, the PSE Colstrip Interests or (B) in the case of the PSE Colstrip Transmission Assets, (unless the provisions of Section 1.10 or 6.12 have become effective) the PSE Colstrip Interests or the PSE Colstrip Transmission Assets, in each case taken as a whole, other than (i) any change resulting from changes in the international, national, regional or local wholesale or retail markets for electricity, (ii) any change resulting from changes in the international, national, regional or local markets for any fuel used at the Colstrip Facilities, (iii) any change resulting from changes in the North American, national, regional or local electricity transmission systems, and (iv) changes in Law that apply generally to similarly situated persons, and (v) any materially adverse change in the Assets which is cured (including by payment of money) by Seller before the earlier of the Closing Date and the Termination Date.

         "Seller Required Regulatory Approvals" means (i) the approval, if required, of the SEC pursuant to the Holding Company Act, (ii) the filings by Seller and Purchaser required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, (iii) a Final Order(s) of



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the WUTC approving the transaction and the terms and conditions of each of the
Operative Agreements and the respective regulatory treatment of any and all financial impacts thereof, in each case in form and substance satisfactory to Seller in its reasonable discretion, and (iv) a Final Order(s) of the FERC approving the transaction or any aspects thereof over which FERC has jurisdiction, including the approval, if necessary, of the Transmission Service Agreement, in form and substance reasonably satisfactory to Seller.

         "Separation Document" means the separation document to be agreed to by the parties in the event the PSE Transmission Assets are not purchased by Purchaser.

         "Site Representatives" has the meaning ascribed to it in Section 4.10.

         "Tangible Personal Property" has the meaning ascribed to it in Section 1.01(a)(iv).

         "Tax Representation" has the meaning ascribed to it in Section 9.01(a).

         "Tax Returns" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any taxing authority with respect to Taxes.

         "Taxes" means all taxes, charges, fees, levies, penalties, or other assessments imposed by any United States Federal, state or local or foreign taxing authority, including but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

         "Tenant Security Deposits" has the meaning ascribed to it in Section 1.01(a)(viii).

         "Third Party Claim" has the meaning ascribed to it in Section 10.02(a).

         "Title Representation" has the meaning ascribed to it in Section
9.01(a).

         "Transferable Permits" has the meaning ascribed to it in Section 1.01(a)(vi).

         "Transfer Taxes" means all Taxes in the nature of sales, use, transfer, recording, value added or forms of conveyance taxes.

         "Transmission Service Agreement" means an agreement between Seller and Purchaser for Purchaser to purchase firm point-to-point transmission service from Seller on the PSE Colstrip Transmission Assets for a term of twenty-five
(25) year pursuant to the terms and conditions of Seller's Open Access


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Transmission Tariff from time to time in effect and accepted for filing by the
FERC.

         "Wholesale Transition Service Agreement" has the meaning ascribed to it in Section 6.10.

         "WUTC" means the Washington Utilities and Transportation Commission.

         "WWP" means The Washington Water Power Company, a Washington corporation.

         (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) "include" or "including" means including without limiting the generality of any description preceding such term, and (vi) the phrase "ordinary course of business" refers to the business of Seller in connection with the ownership of the PSE Colstrip Interests and the performance of its obligations under the Colstrip Contracts. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                                  ARTICLE XIII
                                  MISCELLANEOUS

13.01    Notices

         All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

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

         If to Purchaser, to:

                  PP&L Global, Inc.
                  11350 Random Hills Rd, Suite 400
                  Fairfax, Virginia 22030
                  Facsimile No.:   (703) 293-2659
                  Attn:  Chief Counsel

         with a copy to:

                  Winthrop, Stimson, Putnam & Roberts
                  One Battery Park Plaza
                  New York, New York 10004-1490
                  Facsimile No.:  (212) 858-1500
                  Attn:  David P. Falck

         If to Seller, to:

                  Puget Sound Energy, Inc.
                  411 - 108th Avenue N.E.
                  Bellevue, WA  98104-5515
                  Facsimile No.: (425) 462-3300
                  Attn: Stephen A. McKeon

         with a copy to:

                  Perkins Coie LLP
                  1201 Third Avenue, 40th Floor
                  Seattle, WA  98101-3089
                  Facsimile No.:  (206) 583-8500
                  Attn:  Andrew Bor

         All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

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

13.02    Bulk Sales Act

         The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction. Seller shall indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of Seller to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement.

13.03    Entire Agreement

         This Agreement and the Operative Agreements and the other exhibits, schedules, documents, certificates and instruments executed and delivered pursuant to this Agreement supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including that certain confidentiality agreement between Purchaser and MPC dated April 8, 1998, as agreed to include Seller, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

13.04    Expenses

         Except as otherwise expressly provided in this Agreement (including as provided in Section 11.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

13.05    Public Announcements

         At all times at or before the Closing, Seller and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons with whom Seller has significant business relationships in connection with the PSE Colstrip Interests with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other


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party with a copy thereof. Seller and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

13.06    Confidentiality

         Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Assets or the Assumed Liabilities furnished by Seller hereunder. Purchaser shall have the right to disclose Information of Seller with respect to the Assets to potential lenders and their respective representatives in connection with financing the transactions contemplated by this Agreement and to third parties in connection with planning for operations of the Assets following the Closing, provided that any such disclosure is made pursuant to confidentiality obligations equivalent to those provided in this Section 13.06; provided, further, if such third parties are involved in the energy industry then Purchaser shall not disclose information of Seller to such Persons without the written consent of Seller which shall not be unreasonably withheld. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

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

13.07    Waiver

         Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

13.08    Amendment

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

13.09    No Third Party Beneficiary

         The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article X.

13.10    No Assignment; Binding Effect

         Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law, (b) that Seller may assign its rights, interests or obligations hereunder, in whole or in part, to an Affiliate, and (c) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation, its rights under Article X) to (i) a direct or indirect wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein (in which event, from the date of such assignment and subject to the other provisions of this Section 13.10, such assignee shall be the Purchaser for the purposes of this Agreement), or (ii) any lender providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, but no such assignment referred to in clauses (b) or (c) shall relieve the assigning party of its obligations hereunder provided that no such assignment by Seller or Purchaser adversely affects the availability or timing of any Federal, state or local government consent or approval required for the consummation of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

13.11    Headings

         The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. Neither party shall be deemed to have been the drafter of this Agreement, which is the product of detailed, arm's-length negotiations between the parties and their respective counsel.

13.12    Invalid Provisions

         If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and
(d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

13.13    Governing Law

         This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

13.14    Counterparts

         This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.15    Consent to Assignment

         Seller agrees to consent, effective as of the closing under the MPC Purchase Agreement, to the assignment by MPC to Purchaser of MPC's rights and obligations under the Power Sales Agreement dated October 1, 1989, as amended, between Seller and MPC, provided that the terms of such assignment are reasonably satisfactory to Seller.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                             PP&L GLOBAL, INC.


                             By:    /s/ PAUL T. CHAMPAGNE
                             ------------------------------
                             Name: Paul T. Champagne
                              Title: Vice President



                             PUGET SOUND ENERGY, INC.


                             By:    /s/ STEVE MCKEON
                             ------------------------------
                             Name: Stephen A. McKeon
                             Title: Vice President

                                   Schedule I


                     Pre-Closing Known Remedial Liabilities



         Hazardous contamination identified in the report entitled Phase II Investigation dated August 1998 for the Colstrip Project prepared for Montana Power Company by Pilko & Associates, Inc.

                                                                       EXHIBIT A


                       GENERAL ASSIGNMENT AND BILL OF SALE

         THIS GENERAL ASSIGNMENT AND BILL OF SALE is entered into this ____ day of ________, [1999] by and between [PP&L Global, Inc.], a Pennsylvania corporation ("Purchaser"), and Puget Sound Energy, Inc., a Washington corporation ("Seller").

         WHEREAS, Purchaser and Seller have entered into an Asset Purchase Agreement, dated as of October __, 1998 (the "Asset Purchase Agreement"; capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement), pursuant to which Seller has agreed to sell, transfer, convey, assign and deliver to Purchaser and Purchaser has agreed to purchase and acquire from Seller the PSE Colstrip Interests and certain other assets of Seller used or held for use principally in connection with the operation of the PSE Colstrip Interests, and Purchaser has agreed, in partial consideration therefor, to assume certain obligations in connection therewith by executing an Assumption Agreement of even date herewith;

         WHEREAS, Seller desires to transfer and assign to Purchaser the assets described below pursuant to Section 1.05 of the Asset Purchase Agreement and Purchaser desires to accept the sale, transfer, conveyance, assignment and delivery thereof;

         NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller hereby irrevocably sells, transfers, conveys, assigns and delivers to Purchaser all of Seller's right, title and interest in, to and under the Assets, free and clear of all Liens except Permitted Liens (as such term is defined in the Asset Purchase Agreement with respect to periods after the Closing Date), TO HAVE AND TO HOLD the same unto Purchaser, its successors and assigns, forever.

         Purchaser hereby accepts the sale, transfer, conveyance, assignment and delivery of the Assets. Notwithstanding anything herein to the contrary, the Excluded Assets are specifically excluded from the Assets and shall be retained by Seller at and following the Closing Date.

         At any time or from time to time after the date hereof, at Purchaser's request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Assets and to assist Purchaser in exercising all rights with respect thereto.

         Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Purchaser, but on behalf of and for the benefit of Purchaser: (i) to demand and receive from time to time any and all of the Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof;
(ii) to institute, prosecute, compromise and settle any and all Actions or Proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Assigned Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser shall deem desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Purchaser shall indemnify and hold harmless Seller and its officers, directors, employees, agents and Affiliates from any and all Losses caused by or arising out of any breach of Law by Purchaser in its exercise of the aforesaid powers.

         This General Assignment and Bill of Sale may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         This General Assignment and Bill of Sale and all of the provisions hereof shall be binding upon and shall inure to the benefit of the respective parties and their assigns, transferees and successors.

         This General Assignment and Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof, except that if it is necessary in any other jurisdiction to have the law of such other jurisdiction govern this

General Assignment and Bill of Sale in order for this General Assignment and Bill of Sale to be effective in any respect, then the laws of such other jurisdiction shall govern this General Assignment and Bill of Sale to such extent

         This General Assignment and Bill of Sale is delivered pursuant to and is subject to the Asset Purchase Agreement. In the event of any conflict between the terms of the Asset Purchase Agreement and the terms of this General Assignment and Bill of Sale, the terms of the Asset Purchase Agreement shall prevail.

         IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this General Assignment and Bill of Sale on the day and year first above written.

                             [PP&L GLOBAL, INC.]



                             By:____________________________
                                Name:
                                Title:



                             PUGET SOUND ENERGY, INC.



                             By:____________________________
                                Name:
                                Title:

                                                                       EXHIBIT B


                              ASSUMPTION AGREEMENT

         THIS ASSUMPTION AGREEMENT is entered into this ____ day of _______, [1999] by and between [PP&L Global, Inc.], a Pennsylvania corporation ("Purchaser"), and Puget Sound Energy, Inc., a Washington corporation ("Seller").

         WHEREAS, Purchaser and Seller have entered into an Asset Purchase Agreement, dated as of October __, 1998 (the "Asset Purchase Agreement"; capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement), pursuant to which Seller has agreed to sell, transfer, convey, assign and deliver to Purchaser and Purchaser has agreed to purchase from Seller the PSE Colstrip Interests and certain other assets of Seller used or held for use principally in connection with the operation of the PSE Colstrip Interests, and Purchaser has agreed, in partial consideration therefor, to assume certain obligations in connection therewith by executing this Assumption Agreement;

         WHEREAS, pursuant to Section 1.05 of the Asset Purchase Agreement, Purchaser is required to execute and deliver to Seller this Agreement whereby Purchaser assumes the Assumed Liabilities;

         NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Purchaser hereby undertakes and agrees from and after the date hereof, subject to the limitations contained herein, to assume and to pay, perform and discharge when due the Assumed Liabilities.

         Nothing contained herein shall require Purchaser to pay or discharge any debts or obligations expressly assumed hereby so long as Purchaser shall in good faith contest or cause to be contested the amount or validity thereof.

         Except for the Assumed Liabilities, Purchaser assumes no debt, liability or obligation of Seller, including without limitation the Retained Liabilities, by this Assumption Agreement, and it is expressly understood and agreed that all debts, liabilities and obligations not assumed hereby by Purchaser shall remain the sole obligation of Seller, its successors and assigns.

         No Person other than Seller, its successors and assigns shall have any rights under this Assumption Agreement or the provisions contained herein.

         This Assumption Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         This Assumption Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the respective parties and their assigns, transferees and successors.

         This Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof, except that if it is necessary in any other jurisdiction to have the law of such other jurisdiction govern this Assumption Agreement in order for this Assumption Agreement to be effective in any respect, then the laws of such other jurisdiction shall govern this Assumption Agreement to such extent.

         This Assumption Agreement is delivered pursuant to and is subject to the Asset Purchase Agreement. In the event of any conflict between the terms of the Asset Purchase Agreement and the terms of this Assumption Agreement, the terms of the Asset Purchase Agreement shall prevail.

         IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Assumption Agreement on the day and year first above written.

                         [PP&L GLOBAL, INC.]



                         By:____________________________
                             Name:
                             Title:

                         PUGET SOUND ENERGY, INC.



                         By:____________________________
                             Name:
                             Title:

                                                                       EXHIBIT C


                          POLLUTION CONTROL FACILITIES

1.       POLLUTION CONTROL EQUIPMENT

         Scrubber System

The air pollution control facilities employed on Units #3 and #4 consist of a complete scrubber system, including duct work, plenums, scrubber vessels, reheaters and induced draft fans, together with infrastructures, monitoring and electrical controls and instrumentation therefore, for the purpose of removing the sulfur dioxide (SO2) and particulate matter from the flue gas. The scrubber system also includes a scrubber maintenance facility, including a machine shop and laboratory dedicated to the scrubber system and an environment monitoring laboratory for the pollution control facilities. The scrubber system utilizes the Wet Venturi Principle and consists of eight modules for each unit through which the steam generator gases from the burned coal must pass.

The gases in the scrubber are contacted with finely atomized scrubber slurry. Within the stated performance of the system, fly ash particulates are removed by the slurry droplets. The sulfur dioxide reacts with the alkali contained in the slurry which results from the mixing of water, fly ash particulates, hydrated high calcium lime and hydrated dolomitic lime. A major portion of the sulfur dioxide is converted to solid sulfate compounds which are retained in the scrubber liquid and can, therefore, be piped to and deposited in an ash pond together with the particulate.

After the flue gas passes through the venturi section, absorption sprays and wash trays, it is processed through a demister which removes any entrained slurry and is then reheated and discharged through the stack.

The slurry system in the Units #3 and #4 scrubber system consists of recycle tanks, regenerators, agitators, pumps and pipelines. The slurry from the Units #3 and #4 scrubber system is transported to an effluent holding pond and involves the use of effluent holding tanks, agitators, pumps and pipelines. A separate wash tray pond System is used to store the suspended solids collected from the wash tray system. Reclaimed water from the clear water section of these ponds is circulated back to the scrubber system.

         Lime Storage

The sole purpose of the lime system is to supply the lime slurry requirements of the scrubber regeneration system. There is one lime system that serves the sixteen scrubbers for Units #3 and #4. Major components of the system include four slakers, in which calcined high calcium lime is reacted with water to produce a hydrated lime slurry, slurry transfer tanks, where the slurry is diluted with water and mixed with dry hydrated dolomitic lime, slurry feed storage tanks, where the slurry will be held for use by the regenerators as needed, hydrators, for mixing calcined dolomitic lime with water, and agitators.

         Scrubber Sludge Disposal

Effluent slurry is pumped from the plant to the sludge disposal pond located approximately three miles southeast of the plant. The suspended solids settle to the pond bottom and the clear water is pumped back to the plant.

There are two phases in the development of this pond. The first phase requires the construction of one dam 108 feet high and 1,100 feet in length. A saddle dam must also be added. The saddle dam will vary in height with a maximum height for this phase of 36 feet and be approximately 2,800 feet in length. The capacity of Phase I will be 6,650 acre-feet and it will last approximately 10 years.

The development of the second phase will require that the original dam be raised to 138 feet in height and increased to a length of 2,500 feet. The saddle dam will be raised to a maximum height of 66 feet and a total length of 3,500 feet. The capacity of the second phase will be an additional 7,000 acre-feet and it will last approximately 12 years, for a total life of 22 years.

The sludge disposal pond design takes into account a permit requirement for minimum seepage, by providing low permeability plastic concrete filled trenches around the periphery of the pond constructed during the course of Phase I work.

         Coal Dust Control System

The coal dust control system is designed to collect, store and treat coal dust resulting from mining, crushing, handling and storing coal in the course of normal Units #3 and #4 operations. To control coal dust air pollution the points where coal is transferred between conveyors or placed in coal piles have been enclosed. The coal transfer stations between conveyors are enclosed with steel framed structures with metal siding. The structures are equipped with vacuum filtration systems, consisting of ducts, blowers, dust removal filters and associated equipment, to remove coal dust from exhaust air from the structures, and are also equipped with mechanical dust collectors. The mainline 45,000 ton coal storage pile is enclosed with a 340' long Aframe precast panel concrete structure designed to contain coal dust, thereby allowing its removal and treatment.

         Cooling Tower Drift Containment Control Facility

Operation of the cooling towers produces exhaust air emissions containing circulating water, particulates and other pollutants generally known as cooling tower drift. To control release of these air pollutants, the cooling towers are provided with high efficiency drift eliminators, located at the top of the cooling tower structures, which remove drift from the cooling tower exhaust air.

2.       SOLID WASTE DISPOSAL

         Bottom Ash Disposal

The function of the bottom ash disposal system is to remove accumulations of furnace bottom ash, pulverizer pyrites, economizer ash, and air preheater fly ash by means of a water-ash slurry to a disposal pond located approximately 2,000 feet southeast of the plant site. The system consists generally of three sets of fly ash hoppers, (economizer, air heater, and flue gas duct hoppers) pyrite hoppers, the bottom ash hopper, an 18,000 gallon transfer tank, a settling pond, a clear water pond and various pumps, and pipelines.

Clinker grinders are used to grind the bottom ash which is then mixed with water and sluiced to the ash transfer tank.

The economizer ash collected in economizer hoppers falls by gravity to the ash transfer tank.

The pyrites are collected in local tanks and sluiced to the ash transfer tank.

Ash collected in the flue gas duct hoppers and air preheater hoppers is sluiced to the ash transfer tank.

These ashes are pumped from the ash transfer tank to the bottom ash pond. Reclaimed water is returned from the bottom ash disposal pond and redistributed to the various sections of the bottom ash disposal system.

3.       WATER POLLUTION CONTROL

         North Plant Sediment Pond

The north plant sediment pond is designed to collect and store the storm runoff from the general north plant area. These waters are retrained in the pond, allowing natural evaporation to desiccate the pond. This prevents high quantities of suspended solids from being discharged to Armells Creek or other state surface waters.

         North Plant Area Drainage System

The north plant area drainage system is designed to collect and store storm runoff from the water treatment building, fuel oil handling area and the cooling tower area in the north plant area drain pond. The pond also serves as a storage facility for one cooling tower basin drain, cooling tower overflow, water treatment filter backwash, and for the cooling tower blowdown water not used in the flue gas scrubbing process. These waters are potentially contaminated with oil and high suspended and dissolved solids and this system stores these discharges preventing any discharge to Armells Creek or other state surface waters. The north plant area drainage system consists of collection basins, piping, concrete culverts, yard drains, manholes and special yard gradings (berms) which route these discharges to the north plant area sump and north plant area drain pond. The north plant area drain pond incorporates a hypalon liner to comply with a permit requirement for minimum seepage. The oil separator section of the sump receives oily surface collection drains. The oil and water are separated. The oil from the sump is then trucked away for disposal.

The water discharges are either pumped to the scrubber effluent holding pond via a 6" diameter pipeline, 19,000 feet in length for evaporation, to the circulating water system, or to the plant oily waste sump as appropriate. Each discharge arrangement has its own set of sump pumps.

         Chemical and Oily Waste System

The chemical and oily waste system is designed to collect, store, treat and dispose of chemical and oily wastes resulting from the normal operation of Units #3 and #4. This system consists of drains and pipes, oil separators, chemical waste sumps, chemical waste neutralizing tanks, neutralizing chemical storage tanks, chemical inspection equipment, and associated mechanical and electrical control equipment.

The chemical waste drainage system includes drains and neutralization tanks for collection and treatment of chemical waste. Chemical waste drains are located throughout Units #3 and #4, and are used to collect and transfer chemical waste to holding sumps and neutralization tanks. The neutralization equipment includes chemical storage and injection equipment as well as controls and instrumentation.

The oily waste drainage system is made up of a network of drains which connect oily waste from throughout Units #3 and #4, and dispose of the wastes in the Units #3 and #4 main water-oil sump. Oil separation chambers in the sump allow for oil removal. The treated water is monitored for trace oil levels and released. After separation, the waste oil is removed by a contractor to an offsite disposal area.

         Cooling Tower Blowdown System

The cooling tower blowdown system consists of a 6" pipeline from the cooling tower to the waste disposal pond where the blowdown is treated by settlement and evaporation in accordance with water pollution control requirements.

         Groundwater Monitoring Wells

                  Groundwater monitoring wells have been installed around the various ponds associated with the plant operation. These ponds include the scrubber effluent holding pond, the scrubber drain pond, the scrubber wash tray pond, the bottom ash pond, and the north plant area effluent pond. These groundwater monitoring wells provide the ability through sampling to detect and quantify accidental discharges from the above mentioned plant storage and waste ponds. This is necessary to show compliance with State Groundwater Standards and with permit requirements for minimum seepage.

                                                                       EXHIBIT D


                            PUGET SOUND ENERGY, INC.

                              Officer's Certificate


         Puget Sound Energy, Inc., a Washington corporation ("Seller"), pursuant to Section 6.03 of the Asset Purchase Agreement dated as of October __, 1998 (the "Asset Purchase Agreement"; capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement) between PP&L Global, Inc., a Pennsylvania corporation, and Seller, HEREBY CERTIFIES that:

         (1) The representations and warranties made by Seller in the Asset Purchase Agreement, taken as a whole, are true and correct, in all material respects, on and as of the date hereof as though made on and as of the date hereof or, in the case of representations and warranties made by Seller as of a specified date earlier than the date hereof, on and as of such earlier date.

         (2) The agreements, covenants and obligations required by the Asset Purchase Agreement to be performed or complied with by Seller at or before the Closing have been duly performed or complied with in all material respects.

         IN WITNESS WHEREOF, Seller has caused this Certificate to be executed on its behalf by the undersigned on and as of the ____ day of ______, 1999.

                            PUGET SOUND ENERGY, INC.



                            By:_____________________
                               Name:
                               Title:

                                                                      EXHIBIT E


                            PUGET SOUND ENERGY, INC.

                       [Assistant] Secretary's Certificate


         I, __________, [Assistant] Secretary of Puget Sound Energy, Inc., a Washington corporation ("Seller"), pursuant to Section 6.03 of the Asset Purchase Agreement dated as of October __, 1998 (the "Asset Purchase Agreement") between PP&L Global, Inc., a Pennsylvania corporation, and Seller, DO HEREBY CERTIFY on behalf of Seller as follows:

         (1) Attached hereto as Exhibit A is a true, complete and correct copy of the Restated Articles of Incorporation of Seller and all amendments thereto (as so amended, the "Articles of Incorporation"), and no amendment to the Articles of Incorporation has been authorized or become effective since the date of the last of such amendments, no amendment or other document relating to or affecting the Articles of Incorporation has been filed in the office of the Secretary of State of the State of Washington since such date and no action has been taken by Seller, its shareholders, directors or officers in contemplation of the filing of any such amendment or other document or in contemplation of the liquidation or dissolution of Seller.

         (2) Attached hereto as Exhibit B is a true, complete and correct copy of the Bylaws of Seller, inclusive of all amendments thereto as in full force and effect on the date hereof and at all times since [date of last amendment].

         (3) Attached hereto as Exhibit C is a true, complete and correct copy of resolutions adopted by the Board of Directors of Seller with respect to the Asset Purchase Agreement and the Operative Agreements to which it is a party and the transactions contemplated thereby, which resolutions were duly and validly adopted at a meeting of the Board of Directors of Seller on __________, 1998, at which a quorum was present and acting throughout. All such resolutions are in full force and effect on the date hereof in the form in which adopted and no other resolutions have been adopted by the Board of Directors of Seller or any committee thereof relating to the Asset Purchase Agreement and the Operative Agreements to which it is a party and the transactions contemplated thereby.

         (4) Each of the following named individuals is a duly elected or appointed, qualified and acting officer of Seller who holds, and at all times since October __, 1998 [date of execution of Asset Purchase Agreement] has held, the offices set opposite such individual's name, and the signature written opposite the name and title of such officer is such officer's genuine signature:

         [Name]            [Title]          ______________________________

         [Name]            [Title]          ______________________________

         [Name]            [Title]          ______________________________

         [Name]            [Title]          ______________________________

         IN WITNESS WHEREOF, Seller has caused this Certificate to be executed on its behalf by the undersigned on and as of the ____ day of ________, [1999].

                            PUGET SOUND ENERGY, INC.



                           By:_______________________
                                      Name:
                                     Title:

         I, __________, [title of officer] of Seller, DO HEREBY CERTIFY on behalf of Seller that __________ is the duly elected or appointed, qualified and acting [Assistant] Secretary of Seller, and the signature set forth above is the genuine signature of such officer.

                              -------------------------
                              Name:
                              Title:

_______ __, [1999]

                                                                    EXHIBIT G-1


                          Opinion of Counsel to Seller


         (1) Seller is a corporation organized, existing and in good standing under the laws of the State of Washington and each state or other jurisdiction in which it is qualified to do business as a foreign corporation by virtue of owning the Assets or the PSE Colstrip Interests, and Seller has the corporate power and authority to execute and deliver the Asset Purchase Agreement and the Operative Agreements and to consummate the transactions contemplated thereby; and the execution and delivery of the Asset Purchase Agreement and the Operative Agreements and the consummation of the sale of the Assets contemplated thereby have been duly authorized by all requisite corporate action taken on the part of Seller;

         (2) the Asset Purchase Agreement and the Operative Agreements have been duly executed and delivered by Seller and (assuming that the Seller Required Regulatory Approvals and the Purchaser Required Regulatory Approvals are obtained) are valid and binding obligations of Seller, enforceable against Seller in accordance with their terms;

         (3) the execution, delivery and performance of the Asset Purchase Agreement and the Operative Agreements by Seller will not constitute a violation of the Restated Articles of Incorporation or Bylaws, as currently in effect, of Seller;

         (4) the General Assignment and Bill of Sale and other documents described in Section 1.05(a) are in proper form to transfer to Purchaser title to the Assets; and

         (5) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by Seller of the Closing other than (i) the Seller Required Regulatory Approvals, all of which have been obtained and are Final Orders and
(ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which if not obtained or made, would not, in the aggregate, have a Seller Material Adverse Effect.

                                                                     EXHIBIT G-2

                  Opinion of Outside Montana Counsel to Seller

         (1) The Agreement and the Operative Agreements to which Seller is a party and which by its terms are governed by Montana Law have been duly and validly executed and delivered by Seller and, subject to receipt of Seller Required Regulatory Approvals, Purchaser Required Regulatory Approvals and third party consents specified in Section 6.07 of the Disclosure Schedules and Section
6.07 of the Agreement, are legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, and except as the enforceability of the Purchase Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing;

         (2) The Assignment Instruments which by their terms are governed by Montana Law are in proper form and are effective to transfer to Purchaser title to the Assets; and

         (3) Except for Seller Required Regulatory Approvals, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance of the Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated thereby, except those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

         As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States or the laws of the State of Montana, such counsel may, in lieu of rendering an opinion as to such matter, deliver the opinions of counsel admitted in such other jurisdictions. Such opinions may expressly rely as to matters of fact upon certificates furnished by Seller and appropriate officers and directors of Seller and by public officials. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement.

                                                                      EXHIBIT H


                                PP&L GLOBAL, INC.

                              Officer's Certificate


         PP&L Global, Inc., a Pennsylvania corporation ("Purchaser"), pursuant to Section 7.03 of the Asset Purchase Agreement dated as of October __, 1998 (the "Asset Purchase Agreement"; capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement) between Purchaser and Puget Sound Energy, Inc., a Washington corporation, HEREBY CERTIFIES that:

         (1) The representations and warranties made by Purchaser in the Asset Purchase Agreement, taken as a whole, are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof.

         (2) The agreements, covenants and obligations required by the Asset Purchase Agreement to be performed or complied with by Purchaser at or before the Closing have been duly performed or complied with in all material respects.

         IN WITNESS WHEREOF, Purchaser has caused this Certificate to be executed on its behalf by the undersigned on and as of the ____ day of ________, [1999].

                             PP&L GLOBAL, INC.



                             By:______________________
                                      Name:
                                     Title:

                                                                      EXHIBIT I


                                PP&L GLOBAL, INC.

                       [Assistant] Secretary's Certificate


         I, __________, [Assistant] Secretary of PP&L Global, Inc., a Pennsylvania corporation ("Purchaser"), pursuant to Section 7.03 of the Asset Purchase Agreement dated as of October __, 1998 (the "Asset Purchase Agreement") between Purchaser and Puget Sound Energy, Inc., a Washington corporation, DO HEREBY CERTIFY on behalf of Purchaser as follows:

         (1) Attached hereto as Exhibit A is a true, complete and correct copy of the [Restated] Articles of Incorporation of Purchaser and all amendments thereto (as so amended, the "Articles of Incorporation"), and no amendment to the Articles of Incorporation has been authorized or become effective since the date of the last of such amendments, no amendment or other document relating to or affecting the Articles of Incorporation has been filed in the office of the Secretary of State of the Commonwealth of Pennsylvania since such date and no action has been taken by Purchaser, its stockholders, directors or officers in contemplation of the filing of any such amendment or other document or in contemplation of the liquidation or dissolution of Purchaser.

         (2) Attached hereto as Exhibit B is a true, complete and correct copy of the By-Laws of Purchaser, inclusive of all amendments thereto, as in full force and effect on the date hereof and at all times since [date of last amendment].

         (3) Attached hereto as Exhibit C is a true, complete and correct copy of resolutions adopted by the Board of Directors of Purchaser and PP&L Resources, Inc. ("Parent") with respect to the Asset Purchase Agreement and the Operative Agreements to which Purchaser is a party and the transactions contemplated thereby, which resolutions were duly and validly adopted at a meeting of the Board of Directors of Purchaser on __________, 1998, and a meeting of the Board of Directors of Parent on ________, 1998 at each of which a quorum was present and acting throughout. All such resolutions are in full force and effect on the date hereof in the form in which adopted and no other resolutions have been adopted by the Board of Directors of Purchaser or any committee thereof or the Board of Directors of Parent or any committee thereof relating to the Asset Purchase Agreement and the Operative Agreements to which it is a party and the transactions contemplated thereby.

         (4) Each of the following named individuals is a duly elected or appointed, qualified and acting officer of Purchaser who holds, and at all times since October __, 1998 [date of execution of Asset Purchase Agreement] has held, the office set opposite such individual's name, and the signature written opposite the name and title of such officer is such officer's genuine signature:

         [Name]            [Title]          ________________________________

         [Name]            [Title]          ________________________________

         [Name]            [Title]          ________________________________

         IN WITNESS WHEREOF, Purchaser has caused this Certificate to be executed on its behalf by the undersigned on and as of the ____ day of ________, [1999].

                           PP&L GLOBAL, INC.



                           By:________________________
                              Name:
                              Title:

         I, __________, [title of officer] of Purchaser, DO HEREBY CERTIFY on behalf of Purchaser that __________ is the duly elected or appointed, qualified and acting [Assistant] Secretary of Purchaser, and the signature set forth above is the genuine signature of such officer.

                              -------------------------
                              Name:
                              Title:



                              ___________, [1999]

                                                                      EXHIBIT J


                         Opinion of Counsel to Purchaser


         (1) Purchaser is a corporation organized, existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has the corporate power and authority to execute and deliver the Asset Purchase Agreement and the Operative Agreements and to consummate the transactions contemplated thereby; and the execution and delivery of the Asset Purchase Agreement and the Operative Agreements and the consummation of the sale and purchase of the Assets contemplated thereby have been duly authorized by all requisite corporate action taken on the part of the Purchaser;

         (2) the Asset Purchase Agreement and the Operative Agreements have been duly executed and delivered by Purchaser and (assuming that the Seller Required Regulatory Approvals and the Purchaser Required Regulatory Approvals are obtained) are valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms;

         (3) the execution, delivery and performance of the Asset Purchase Agreement and the Operative Agreements by Purchaser will not constitute a violation of the Certificate of Incorporation or Bylaws (or other similar governing documents), as currently in effect, of the Purchaser;

         (4) the Assumption Agreement and other instruments described in Section 1.05(b) are in proper form and are effective for Purchaser to assume the Assumed Liabilities; and

         (5) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by Purchaser of the Closing other than (i) the Purchaser Required Regulatory Approvals, all of which have been obtained and are Final Orders and (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which if not obtained would not prevent the payment by Purchaser of the Purchase Price.